UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TearLab Corporation

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TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of TearLab Corp.:

Notice is hereby given that the Annual Meeting of the Stockholders (“Annual Meeting”) of TearLab Corporation, will be held on June 11, 2014 at 8:30 a.m. Eastern Daylight Time at the offices of Torys LLP, 79 Wellington Street West, 33rd Floor, Toronto, Ontario, Canada for the following purposes:

1.

To elect eight directors for a one-year term to expire at the 2015 Annual Meeting of Stockholders.  Our present Board of Directors has nominated and recommends for election as director the following persons:

Elias Vamvakas
Anthony E. Altig
Thomas N. Davidson, Jr.
Adrienne L. Graves
Paul M. Karpecki
Richard L. Lindstrom
Donald Rindell
Brock Wright

2.	To approve an amendment to the 2002 Stock Incentive Plan to increase the shares reserved thereunder by 1,000,000 shares.

3.	To approve the 2014 Employee Stock Purchase Plan.

4.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014.

5.	To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2013, as set forth in this proxy statement.

6.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on April 14, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Our proxy materials were first sent or given on April 25, 2014, to all stockholders as of the record date.

Whether or not you expect to be at our Annual Meeting, please complete, sign and date the Proxy you received in the mail and return it promptly. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Chairman of the Board

April 25, 2014

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

PROXY STATEMENT	1

PROPOSAL 1: ELECTION OF DIRECTORS	2

Information Regarding Directors	2
Board Meetings	4
Committees of the Board	4
Director Nomination Process	6
Communications with the Board of Directors	6
Code of Business Conduct and Ethics	7
Corporate Governance Documents	7
Report of the Audit Committee	7
Principal Accounting Fees and Services	9
Director Attendance at Annual Meetings	9
Director Independence	9
Board Leadership Structure	9
Board Role in Risk Oversight	10
Board of Directors’ Recommendation	10

EXECUTIVE AND BENEFICIAL OWNERSHIP INFORMATION	11

Our Executive Officers	11
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	12
Equity Compensation Plan Information	14
Certain Relationships and Related Transactions	14

PROPOSAL 2: AMENDMENT OF THE 2002 STOCK INCENTIVE PLAN	15

Summary of the 2002 Stock Incentive Plan	15
Number of Awards Granted to Employees, Directors and Consultants	18
Federal Tax Aspects	19
Board of Director’s Recommendation	19

PROPOSAL 3: APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN	20

Summary of the 2014 Employee Stock Purchase Plan	20
General	20
Shares Available for Issuance	20
Administration	20
Eligibility	20
Offering Period	20
Purchase Price	21
Payment of Purchase Price; Payroll Deductions	21
Withdrawal	21
Termination of Employment	21
Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control	21
Amendment and Termination of the Purchase Plan	22
Plan Benefits	22
Certain Federal Income Tax Information	22
Board of Director’s Recommendation	22

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	23

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors	23
Board of Directors’ Recommendation	23

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PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION	24

Compensation Program and Philosophy	24
Board of Directors’ Recommendation	24

EXECUTIVE COMPENSATION	25

Compensation Discussion and Analysis	25
Summary Compensation Table	31
Grants of Plan-Based Awards	32
Outstanding Equity Awards at Fiscal Year-End	32
Option Exercises in 2013	34
Equity Compensation Plan Information	34
Compensation of Directors	34
Compensation Committee Interlocks and Insider Participation	35
Directors’ and Officers’ Liability Insurance	35
Employment Contracts and Certain Transaction-based Contracts	36
Estimated Payments Upon Termination or Change in Control	37
Report of the Compensation Committee	38

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	39

STOCKHOLDER PROPOSALS	39

ANNUAL REPORT	39

HOUSEHOLDING OF PROXY MATERIALS	39

OTHER BUSINESS	39

APPENDIX A - 2002 STOCK INCENTIVE PLAN	A-1
APPENDIX B - 2014 EMPLOYEE STOCK PURCHASE PLAN	B-1

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TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

PROXY STATEMENT

The Board of Directors of TearLab Corp., a Delaware corporation, or the Company, is soliciting the Proxy for use at our Annual Meeting of Stockholders to be held on June 11, 2014 at 8:30 a.m. Eastern Daylight Time at the offices of Torys LLP, 79 Wellington Street West, 33rd Floor, Toronto, Ontario, Canada and at any adjournments or postponements thereof.

Details regarding the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement.  We have also made available a copy of our 2013 Annual Report to Stockholders with this proxy statement.  We encourage you to read our Annual Report.  It includes our audited consolidated financial statements and provides information about our business and products.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules.  We believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person.  In any event, please complete, sign, date and return the Proxy.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting in person.  Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, (2) to approve an amendment of the Company’s 2002 Stock Incentive Plan to increase the shares reserved thereunder by 1,000,000 shares, (3) to approve the 2014 Employee Stock Purchase Plan, (4) for the ratification of the selection of Ernst & Young LLP as our independent auditors, and (5) for, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2013.  Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.  Abstentions have the same effect as votes “against” the matters, except in the election of directors.  “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on April 14, 2014, or the Record Date, will be entitled to vote at the meeting or vote by proxy using the Proxy Card that was mailed to you with the Notice of Internet Availability of Proxy Materials.  As of the Record Date, 33,582,068 shares of our common stock, par value $0.001 per share, were outstanding.  Each share of our common stock is entitled to one vote.  A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum.  A majority of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote thereon is required for the election of directors, approval of an amendment of the Company’s 2002 Stock Incentive Plan, approval of the 2014 Employee Stock Purchase Plan, ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014, and approval of the compensation of our named executive officers for the year ending December 31, 2013.

The cost of preparing the Notice of Annual Meeting and Proxy Statement, and mailing the Notice of Internet Availability of Proxy Materials and Proxy, will be borne by us.  In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means.  It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that, upon request, we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws authorize the number of directors to be not less than five and not more than nine.  Our Board of Directors currently consists of eight members.  Each of our directors is elected for a term of one year to serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.  The eight nominees for election to our Board of Directors at our upcoming Annual Meeting of the Stockholders are Elias Vamvakas, Anthony E. Altig, Thomas N. Davidson, Jr., Adrienne L. Graves, Paul M. Karpecki, Richard L. Lindstrom, Donald Rindell and Brock Wright, each of whom is presently a member of our Board of Directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors.  If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.  Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Position
Elias Vamvakas	55	Chairman of the Board and Chief Executive Officer
Anthony E. Altig	58	Director
Thomas N. Davidson, Jr.	55	Director
Adrienne L. Graves	60	Director
Paul M. Karpecki	47	Director
Richard L. Lindstrom	66	Director
Donald Rindell	62	Director
Brock Wright	54	Director

Elias Vamvakas co-founded TLC Vision, an eye care services company, where he was the Chairman from 1994 to June 2006 and was the Chief Executive Officer from 1994 to July 2004. He has been the Chairman of the Board of Directors of TearLab Corporation, or the Board, since June 2003 and was the Chief Executive Officer and Secretary of the Company from July 2004 until October 2008 and again since June 2009. Since November 30, 2006, Mr. Vamvakas has been a member of the board of directors of TearLab Research, Inc. formerly known as TearLab, Inc. and OcuSense, Inc. Mr. Vamvakas has been the chairman of the board of Greybrook Capital, a Toronto-based private equity firm. Mr. Vamvakas also serves on the boards of several of Greybrook’s portfolio companies, Jameson Bank and the National Golf Club, and as chairman of Brandimensions Inc. and Nulogx Inc. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies. Mr. Vamvakas received a B.Sc. degree from the University of Toronto in 1981.  As our Chief Executive Officer, Mr. Vamvakas is specially qualified to serve on the Board because of his detailed knowledge of our operations and market.

Anthony E. Altig has been a member of the Board since January 2009. Mr. Altig is the Chief Financial Officer at Biotix Holdings, Inc., a company that manufactures microbiological and molecularbiological consumables. He has also served as a director of Optimer Pharmaceuticals since November 2007. From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a public company focused on enzyme technology. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., an internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director for such public companies as: Optimer Pharmaceuticals, Inc. and Ventrus Biosciences. Mr. Altig is a former member of the board of directors of MultiCell Technologies, Inc. Mr. Altig received a B.A. degree from the University of Hawaii.  Mr. Altig’s experience as Chief Financial Officer of several public companies brings to the Board perspective regarding financial and accounting issues.

Thomas N. Davidson, Jr. has been a member of the Board since January 2011. Since 1997, Mr. Davidson has been the Chief Executive Officer and majority shareholder of Nisim International, a manufacturer of hair and skin care products distributed on a worldwide basis. Mr. Davidson has been managing partner of Quarry Hill Partners, a holding company for a diversified group of manufacturing companies, since June 2000. Mr. Davidson has been the principal owner and operator of several other companies including Speedy Printing Centers, Quarry Hill Foundry Supplies, Optiplas Films and Eco II Plastics. Mr. Davidson is currently on the boards of two private companies, Brandimensions Inc. and Balmshell Inc. Mr. Davidson is also on the boards of the YPO Ontario Chapter and the Fishing Forever Foundation. From 1999 until 2010, Mr. Davidson served on the board of directors Synergex International Corporation, previously a Toronto Stock Exchange listed company, where he served as a member of the audit committee. In addition, Mr. Davidson previously served on the board of directors for Clemmer Steelcraft Technologies Inc. and Nu-Tech Precision Metals, both privately held companies. Mr. Davidson has a BSc from Michigan State University in Geological Engineering.  Mr. Davidson’s extensive business background makes him a valuable addition to the Board.  Mr. Davidson is the son of Thomas N. Davidson, Sr., who retired from the Board in August 2010.

Adrienne L. Graves, Ph.D. has been a member of the Board since April 2005 and, from 2002 to 2010 was President and Chief Executive Officer of Santen Inc., or Santen, the U.S. subsidiary of Santen Pharmaceutical Co., Ltd. Dr. Graves is currently a strategic advisor for Santen. Dr. Graves joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company’s clinical development in the U.S. Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc., or Alcon, beginning in 1986 as a Senior Scientist. She was named Associate Director of Alcon’s Clinical Science Division in 1992 and then Alcon’s Director of International Ophthalmology in 1993. Dr. Graves is the author of over 30 research papers and is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society and Women in Ophthalmology. She also serves on the boards of the American Academy of Ophthalmology Foundation, the Pan-American Association of Ophthalmology, the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation and the Corporation Committee for the Brown University Medical School. Dr. Graves also co-founded Ophthalmic Women Leaders. She received her B.A. in psychology with honors from Brown University, her Ph.D. in psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.  Dr. Graves brings to the Board a long history of experience in the field of ophthalmology and business strategy.

Paul M. Karpecki O.D., FAAO has been a member of the Board since March 2010 and has been the Director of Ocular Disease Research at Koffler Vision Group in Lexington, Kentucky since March of 2009, where he also works in corneal services. In 2007 Dr. Karpecki accepted a position with the Cincinnati Eye Institute in Corneal Services after five years as Director of Research for the Moyes Eye Clinic in Kansas City. Dr. Karpecki serves on or chairs numerous optometric association committees including Chair of the Refractive Surgery Advisory Committee to the AOA (American Ophthalmology Association) and on the AOA Meetings Executive Committee. He has lectured in more than 300 symposia covering four continents and was the first optometrist to be invited to both the Delphi International Society at Wilmer-John’s Hopkins, which includes the top 25 dry eye experts in the world, and the National Eye Institute’s dry eye committee. This was a task force established by the U.S. Department of Health and Human Services to better understand and treat dry eye disease in women. A noted educator and author, Dr. Karpecki lectures on new technology, surgical advancements and therapeutics with an emphasis on cornea and external disease. He presently serves on eight professional journal editorial boards. Dr. Karpecki received his doctorate of optometry from Indiana University and completed a Fellowship in Cornea and Refractive Surgery at Hunkeler Eye Centers in affiliation with the Pennsylvania College of Optometry in 1994.  Dr. Karpecki’s experience in the field of optometry, and in particular his specialty regarding dry eye disease, make him a valuable addition to the Board.

Richard L. Lindstrom, M.D. has been a member of the Board since September 2004 and has served as a director of TLC Vision since May 2002 and, prior to that, was a director of LaserVision Centers, Inc. since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is Founder, a director and Attending Surgeon of Minnesota Eye Consultants P.A., a provider of eye care services. Dr. Lindstrom has served as Associate Director of the Minnesota Lions Eye Bank since 1987. He is also a medical advisor for several medical device and pharmaceutical manufacturers. Dr. Lindstrom has been a director on the board of Onpoint Medical Diagnostics, Inc. since 2010. Dr. Lindstrom is also currently on the boards of Acufocus, Inc., Wavetec Vision, RevitalVision, LLC and Lindstrom Environmental, Inc., each of which is a private company. Dr. Lindstrom is a past President of the International Society of Refractive Surgery, the International Intraocular Implant Society, the International Refractive Surgery Club and the American Society of Cataract and Refractive Surgery. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota and is currently Adjunct Professor Emeritus in the Department of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts and Bachelor of Sciences degrees from the University of Minnesota.  Dr. Lindstrom’s background in ophthalmology gives him a perspective that is helpful to the Board for understanding the Company’s product market.

Donald Rindell has been a member of the Board since September 2008 and was on the board of TearLab Research, Inc. between March 2006 and December 2010. Mr. Rindell currently serves as Executive Director of Business Development for Amylin Pharmaceuticals, Inc., a position he has held since 2005. Prior to joining Amylin Pharmaceuticals, Inc., Mr. Rindell had a successful consulting practice, during which time he served as Acting President of Medical Device Group, Inc., an acute care and respiratory company, Vice President of Business Development of CardioNet, Inc., a “real-time” 24/7 cardiovascular monitoring company, and Vice President of Business Development of HandyLab, Inc., a molecular diagnostics and pharmacogenomics system company. His responsibilities included corporate marketing, mergers and acquisitions activities, product planning and new strategic initiatives. Prior to his consulting practice, he served as Vice President of Corporate Development & Strategic Planning of Advanced Tissues Sciences, Inc., or ATS, a La Jolla, California-based biotechnology company. Prior to his tenure at ATS, Mr. Rindell was the Vice President for Global Business Management of Braun/Thermoscan, a division of The Gillette Company. At Braun/Thermoscan, he played a major role in building its medical diagnostics business to achieve sales exceeding $170 million. Mr. Rindell was also employed by Hybritech, a division of Eli Lilly and Company as Executive Director of Sales and Marketing. Mr. Rindell received his B.S. degree in Economics from the College of Wooster and an M.B.A. from Pepperdine University Graduate School of Business.  Mr. Rindell’s years of experience in the medical device field are very valuable to the Company as it works through regulatory requirements and marketing.

Brock Wright BSc, MD, FRCPC, MBA has been a member of the Board of Tearlab since August 2010 and has been the Senior Vice-President Clinical Services (since October 2008) and Chief Medical Officer (since January 2000) of the Winnipeg Regional Health Authority. Dr. Wright has been an Assistant Professor in the Department of Community Health Sciences since 1990, and is a member of the board of directors of Diagnostic Services Manitoba, a publically funded organization responsible for laboratory services for the entire province of Manitoba. Dr. Wright is also Chair of the Provincial Medical Leadership Council in Manitoba (since 2012). Dr. Wright was the Associate Dean, Clinical Affairs, for the Faculty of Medicine, University of Manitoba between 2008 and 2012. Dr. Wright served as the Chief Operating Officer for the Health Sciences Centre in Winnipeg from 2004 until 2008 and served as the Vice-President and Chief Medical Officer of the Winnipeg Regional Health Authority from 2000 to 2008. Dr. Wright served as Vice-President and Chief Medical Officer of the Health Sciences Centre in Winnipeg from 1997 until 2000. He also served in the mid-nineties as Vice-President responsible for the Pathology and Laboratory Division of the Health Sciences Centre and led the development of a successful plan to integrate laboratory services across the Province to form Diagnostic Services Manitoba (DSM). Dr. Wright received his Bachelor of Science degree from the University of Winnipeg in 1980. He received his Medical Degree in 1984, Fellowship in Community Medicine in 1990 and MBA in 1992, from the University of Manitoba.  Dr. Wright’s extensive medical and public sector experience make him a valuable addition to the Board.

Board Meetings

The Board held seven meetings during 2013.  No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served.

Committees of the Board

The Board currently has, and appoints members to, three standing committees: our Compensation Committee, our Corporate Governance and Nominating Committee and our Audit Committee.  Prior to December 2013, each non-employee director was a member of each of the three standing committees.  The current members of our committees are identified below:

Director		Compensation		Corporate Governance and Nominating		Audit
Anthony E. Altig (1)	.		.	☑	.	☑
Thomas N. Davidson, Jr.	.	☑	.		.	☑
Adrienne L. Graves		☑		☑
Paul M. Karpecki	.		.	☑	.
Richard L. Lindstrom (2)	.	☑	.		.
Donald Rindell (3)	.		.	☑	.	☑
Brock Wright	.	☑	.		.

(1)       Audit Committee Chair.

(2)       Compensation Committee Chair.

(3)       Corporate Governance and Nominating Committee Chair.

Compensation Committee.  The Compensation Committee currently consists of Dr. Wright, Mr. Davidson, Dr. Graves and Dr. Lindstrom, with Dr. Lindstrom serving as chairman. The Compensation Committee held two meetings during 2013.  All members of the Compensation Committee are independent as determined under the various NASDAQ Stock Market, U.S. Securities and Exchange Commission, or SEC, and Internal Revenue Service qualification requirements.  The Compensation Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com.  The functions of this committee include, among other things:

●          to provide oversight of the development and implementation of the compensation policies, strategies, plans and programs for the Company’s key employees and directors, including policies, strategies, plans and programs relating to long-term compensation for the Company’s senior management, and the disclosure relating to these matters;

●          to make recommendations regarding the operation of and/or implementation of employee bonus plans and incentive compensation plans;

●          to review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company and the remuneration of the Company’s directors; and

●          to provide oversight of the selection of officers, management, succession planning, the performance of individual executives and related matters.

Role and Authority of Compensation Committee

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers.  The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Compensation Committee also periodically reviews director compensation.

The Role of our Executives in Setting Compensation

The Compensation Committee meets with our Chief Executive Officer, Mr. Vamvakas, and/or other executives at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors and other employees. Management makes recommendations to the Compensation Committee on the base salary, bonus targets, and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Vamvakas attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Vamvakas’s compensation package with him, but makes decisions with respect to his compensation outside of his presence.

Audit Committee.  The Audit Committee consists of Mr. Davidson, Mr. Rindell and Mr. Altig, with Mr. Altig serving as chairman.  The Audit Committee held five meetings during 2013.  All members of the Audit Committee are independent directors (as independence is currently defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Listing Rules).  Mr. Altig qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.  The Audit Committee is governed by a written charter approved by the Board.  The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●          to monitor the Company’s financial reporting process and internal control system;

●          to appoint and replace the Company’s independent outside auditors from time to time, to determine their compensation and other terms of engagement and to oversee their work;

●          to oversee the performance of the Company’s internal audit function; and

●          to oversee the Company’s compliance with legal, ethical and regulatory matters.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.  The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties.  It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee, or the Corporate Governance Committee, members are Mr. Altig, Dr. Karpecki, Dr. Graves and Mr. Rindell, with Mr. Rindell serving as chairman.  From February 22, 2012 until March 6, 2013, the committee consisted of Mr. Rindell, Dr. Karpecki and Mr. Altig. On March 6, 2013, Dr. Graves became a member of the committee.  The Corporate Governance Committee held two meetings during 2013.  All members of the Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market qualification standards.  The Corporate Governance Committee is governed by a written charter approved by the Board.  The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●          to establish criteria for Board and committee membership and to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

●          to ensure that appropriate processes are established by the Board to fulfill its responsibility for (i) the oversight of strategic direction and development and the review of ongoing results of operations of the Company by the appropriate committee of the Board and (ii) the oversight of the Company’s investor relations and public relations activities and ensuring that procedures are in place for the effective monitoring of the stockholder base, receipt of stockholder feedback and responses to stockholder concerns;

●          to monitor the quality of the relationship between management and the Board and to recommend improvements for ensuring an effective and appropriate relationship; and

●          to make recommendations to the Board regarding corporate governance matters and practices.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers, among others, the following factors:

●          experience, skills and other qualifications in view of the specific needs of the Board and the Company;

●          diversity of background; and

●          demonstration of high ethical standards, integrity and sound business judgment.

The Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience which are well suited to further the Company’s objectives.  In doing so, the Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders.  The Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards.  At this time, the Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as the Chairman of the Board.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for Board membership by first evaluating the current members of the Board willing to continue in service.  Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above.  The Corporate Governance Committee generally polls the Board and members of management for their recommendations.  The Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts.  The Corporate Governance Committee reviews the qualifications, experience and background of the candidates.  Final candidates are interviewed by our independent directors and Chief Executive Officer.  In making its determinations, the Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment.  After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to the Board.  Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board candidates.  The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations since it believes that the process currently in place for the identification and evaluation of prospective members of the Board is adequate.  Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management.  Stockholders wishing to suggest a candidate for director should write to the Company’s Chief Financial Officer.

Communications with the Board of Directors

Our stockholders may send written correspondence to non-management members of the Board to the Chief Financial Officer or Chief Executive Officer at 9980 Huennekens St., Suite 100, San Diego, California 92121.  Our Chief Financial Officer or Chief Executive Officer will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to the Chairman of the Board.  If the communication requires a response, our Chief Financial Officer will assist the Chairman of the Board (or other directors) in preparing the response.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees.  The Code of Business Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.  The Code of Business Conduct and Ethics is available on our website at www.tearlab.com.  If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter and Code of Business Conduct and Ethics are available free of charge on our website at www.tearlab.com.  Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Annual Report.  We will also provide copies of these documents free of charge to any stockholder upon written request to Investor Relations, TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2013.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.  The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee.  All of the members of the Audit Committee are independent directors under the NASDAQ and SEC audit committee structure and membership requirements.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young, LLP, the Company’s independent auditors.  Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.  Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2004 and continuing through fiscal 2013 (the tenth year of certification), management has implemented a process of documenting, testing and evaluating the Company’s internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. Ernst & Young LLP is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance.  In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting.  At a minimum, these updates occur quarterly.  At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting which is reviewed and commented upon by the Audit Committee.  The Audit Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit.  The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedule, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm related to internal control over financial reporting.  The Audit Committee continues to oversee the Company’s efforts and reviews management’s report on the effectiveness of its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on five occasions in 2013.  The Committee met privately in executive session with Ernst & Young LLP as part of each regular meeting.  The Committee Chair also held private meetings with the Chief Financial Officer.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.”  In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.”  In connection with the foregoing, the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the U.S. Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by our independent auditors, Ernst & Young LLP.  Pre-approval is required for audit services, audit-related services, tax services and other services.  In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget.  In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee.  See “Fees for Professional Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2012 and 2013.

April 25, 2014	AUDIT COMMITTEE

Anthony Altig
Thomas N. Davidson
Donald Rindell

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Audit Committee by reference therein.

Principal Accounting Fees and Services.

In connection with the audit of the 2013 consolidated financial statements and our internal control over financial reporting, the Company entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP has performed audit services for the Company.

The following table sets forth the aggregate fees agreed to by the Company for the annual audits for the fiscal years ended December 31, 2013 and 2012, and all other fees paid by the Company to Ernst & Young LLP during 2013 and 2012:

	For the years ended December 31,
	2013	2012
	(in thousands)
Audit Fees	$742.0	$453.0
Audit-Related Fees	21.0	-
Tax Fees	15.0	15.0
All Other Fees	2.0	-
Totals	$780.0	$468.0

Audit Fees.  Audit fees for the fiscal years ended December 31, 2013 and 2012 were for professional services provided in connection with the annual audits of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s quarterly consolidated financial statements, accounting matters directly related to the annual audits, professional services in connection with SEC registration statements, periodic reports (including Form 8-Ks) and other documents filed with the SEC or other documents issued in connection with securities offerings, and professional services provided in connection with other statutory or regulatory filings.

Audit-Related Fees.  Audit-related fees for 2013 and 2012 were for consultations by the Company’s management as to the accounting or disclosure treatment of certain transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory standard setting bodies.

Tax Fees.   Tax fees for 2013 and 2012 related to IRC Section 382 tax studies.

All Other Fees.  Other fees for 2013 related to a subscription to an online knowledge management system.

All audit fees relating to the audit for the fiscal years ended December 31, 2013 and 2012, were approved in advance by the Audit Committee.  All audit and non-audit services to be provided by Ernst & Young LLP were, and will continue to be, pre-approved by the Audit Committee.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage all of our directors to attend.  All of the Company’s directors attended our 2013 Annual Meeting, our most recent Annual Meeting, in person.

Director Independence

The Board of Directors has determined that each of the director nominees standing for election, except Elias Vamvakas and Adrienne Graves are independent directors under the NASDAQ Stock Market qualification standards.  In determining the independence of our directors, the Board considered all transactions in which the Company and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.  The offices of Chief Executive Officer and Chairman of the Board have been at times combined and at times separated, and the Board considers such combination or separation in conjunction with, among other things, its succession planning processes.  The Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests.

We currently have combined the roles of Chairman of the Board and Chief Executive Officer.  The Board does not have a lead independent director.  We believe this is appropriate because the Board includes a number of seasoned independent directors.  In concluding that having Mr. Vamvakas serve as Chief Executive Officer and Chairman of the Board represents the appropriate structure for us at this time, the Board considered the benefits of having the Chief Executive Officer serve as a bridge between management and the Board, ensuring that both groups act with a common purpose.  The Board also considered Mr. Vamvakas’ knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between the Board and our senior management and to provide consistent leadership to both the Board and the Company in coordinating our strategic objectives.  The Board further concluded that the combined role of Chairman of the Board and Chief Executive Officer ensures there is clear accountability.

Board Role in Risk Oversight

While each of the committees of the Board evaluate risk in their respective areas of responsibility, our Corporate Governance Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board.  We believe that employing a committee specifically focused on our Company’s risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate.  The Corporate Governance Committee discusses the Company’s risk profile, and the Corporate Governance Committee reports to the full Board on the most significant risk issues.  The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.

While the Board and the Corporate Governance Committee oversee the Company’s risk management, Company management is ultimately responsible for day-to-day risk management activities.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the Board leadership structure supports this approach.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS

DIRECTOR OF EACH NOMINEE LISTED ABOVE.

EXECUTIVE AND BENEFICIAL OWNERSHIP INFORMATION

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers as of April 14, 2014.

Name	Age	Position
Elias Vamvakas	55	Chairman of the Board and Chief Executive Officer
Joseph Jensen	42	Chief Operating Officer and President
William Dumencu	59	Chief Financial Officer
Michael Berg	61	Vice President, Regulatory
Tracy Puckett	50	Vice President, Marketing

Joseph Jensen, has over 18 years of experience in pharmaceutical and medical device sectors spanning sales, sales management, marketing, international and global positions. He is a proven leader with consistent performance and commensurate promotions at a Fortune 50 company. From 1996 to 2013, Mr. Jensen served in managerial roles, most recently as the head of marketing of Alcon Laboratories. From 1995 to 1996, Mr. Jensen served as territory manager of Warner Lambert. From 1994 to 1995, Mr. Jensen served as district manager of Payroll Services. Mr. Jensen graduated from Flagler College with Bachelor of Arts degrees in Business and Communications and a minor in Advertising.

William Dumencu, served as TearLab’s Chief Financial Officer and Treasurer between September 2003 and June 2005 and has been serving again in that capacity since the middle of April 2006. Prior to his re-appointment as TearLab’s Chief Financial Officer and Treasurer in April 2006, Mr. Dumencu had been serving as TearLab’s Vice President, Finance. From January 2003 to August 2003, Mr. Dumencu was a consultant for TearLab and TLC Vision, and from 1998 until 2002, Mr. Dumencu served in a variety of financial leadership positions at TLC Vision, including Controller. Mr. Dumencu was employed in various financial management positions by Hawker Siddeley Canada, Inc., a manufacturing conglomerate, from 1978 to 1998. Mr. Dumencu is a Chartered Professional Accountant and a member of the Canadian Institute of Chartered Accountants. He holds a Bachelor of Math degree from the University of Waterloo.

Michael Berg, has over 25 years experience introducing new technology into the professional healthcare marketplace, through his own companies and as consultant to the industry. He is experienced in product development and acquisition, finance, manufacturing, marketing and strategic planning, domestic and international distribution, reimbursement and regulatory affairs. Michael, having studied and lived in Japan is an expert in Japanese regulatory and distribution strategies. As 50% joint-venture owner and President of HemoCue, Inc, Michael launched a blood hemoglobin point-of-care analyzer in the U.S. through a unique distribution model he created, the Independent Direct Distribution Organization. This model incorporated an educational approach to convert the healthcare profession from the prevailing spun microhematocrit technology, to a more expensive but accurate and safer hemoglobin test for the diagnosis of classic anemia. This distribution system provided all the advantages of a direct sales force at a fraction of the cost. Under this model, 13,000 HemoCue analyzers were sold into the market in the first 4 years of operation, with continued placement to date of 30,000+ instruments resulting in a business exceeding $50 million in annual revenue. Michael divested all interest in HemoCue, Inc. upon Mallinckrodt's acquisition of the parent company, HemoCue AB, in January 1991 for $100 million. As a consultant to the industry, Michael has repeatedly formulated and implemented successful strategies to obtain CLIA Waiver categorization for point-of-care technology, solicited and obtained CPT coding through the American Medical Association process, and facilitated strong reimbursement for his clients through the Medicare (CMS) system. Focused on market development and physician education, Michael is experienced in the design and coordination of clinical studies, positioning products to meet clinical guidelines, evidence-based medicine and pay-for-performance criteria, and co-promotion with the pharmaceutical industry to link diagnosis and therapy. Michael received his BA from the University of Notre Dame and currently resides in Orange County California.

Tracy Puckett, with U.S. and global experience in both packaged goods and pharmaceutical products, Tracy brings more than 23 years of marketing and product launch experience to the TearLab Corporation team. Prior to joining Tearlab Corporation, Tracy was the Executive Director of Branding at Alimera Sciences, in Atlanta, Georgia where she launched her first ethically promoted OTC product in record time. Tracy has created and managed brand strategies for numerous ophthalmic OTC and prescription products. In her role as Executive Direct, US Marketing at Novartis Ophthalmics, Tracy managed a team of product managers overseeing the anterior segment business for the company. Before moving to the pharmaceutical industry, Tracy worked for healthcare advertising agency, Adair-Greene where she managed the Novartis Ophthalmics account. International consumer experience was achieved during her tenure at McCann-Erickson in Moscow, Russia, a multi-national advertising agency. As head of New Business, Tracy brought a number of key accounts into the agency. In her role as Group Account Supervisor, she led a diverse brand team which managed clients such as Johnson & Johnson, Nestle and Gillette. Throughout her career, Tracy has had proven success in building sustainable brand propositions which meet company P&L objectives. Tracy is responsible for US and Global Marketing. Tracy holds a Bachelor of Science degree from Georgia Southern University.

A biography for Elias Vamvakas can be found in the section entitled Information Regarding Directors above.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth information as of March 15, 2014 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors and (iv) all of our current executive officers and directors as a group.  Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.

Percentage of beneficial ownership is calculated based on 33,573,735 shares of common stock outstanding as of March 7, 2014.  Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of March 7, 2014.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each person set forth on the table below is c/o TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholder
Entities affiliated with the Douglas Family (1)	4,241,340	12.63%
Massachusetts Financial Services Company (2)	3,322,512	9.90%
Executive Officers and Directors:
Elias Vamvakas (3)	2,752,251	7.90%
William Dumencu (4)	111,200	*
Stephen Zmina (5)	110,000	*
Paul Karpecki (6)	94.269	*
Richard Lindstrom (7)	241,398	*
Adrienne Graves (8)	113,799	*
Donald Rindell (9)	153,687	*
Anthony Altig (10)	177,096	*
Brock Wright (11)	718,896	2.14%
Thomas N. Davidson, Jr. (12)	447,164	1.32%
Michael Lemp (13)	293,192	*
David C. Eldridge (14)	247.423	*
Duane Morrison (15)	110,000	*
Michael Berg (16)	161,037	*
Benjamin Sullivan (17)	229,239	*
Robert Walder (18)	135,945	*
Tracy Puckett (19)	171,498	*
Joseph Jensen (20)	0	*
Delano Ligu (21)	35,000	*
All directors and executive officers as a group (19 people) (22)	6,303,094	17.10%

(*)	Represents beneficial ownership of less than 1%.

(1)	Pursuant to a Schedule 13G/A filed February 13, 2014, represents 4,241,340 shares beneficially owned by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, and James Douglas and Jean Douglas Irrevocable Descendants’ Trust. The address of the entities affiliated with the Douglas family is 125 E. Sir Francis Drake Blvd., Ste 400, Larkspur, CA 94393. Includes (a) 1,525,500 shares beneficially owned by Kevin Douglas; (b) 1,190,340 shares beneficially owned by Michelle Douglas; (c) 40,000 shares beneficially owned by James E. Douglas, III; (d) 495,590 shares beneficially owned by K&M Douglas Trust; (e) 295,160 shares beneficially owned by Douglas Family Trust; and (f) 694,750 shares beneficially owned by James Douglas and Jean Douglas Irrevocable Descendants’ Trust.
(2)	Pursuant to a Schedule 13G/A filed February 10, 2014. Massachusetts Financial Services Company address is 111 Huntington Avenue, Boston, MA 02199.
(3)

Includes (a) 1,148,729 shares subject to options exercisable within 60 days of March 7, 2014; (b) 1,283,486 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Capital Inc., which includes 19,375 shares subject to warrants exercisable within 60 days of March 7, 2014; (c) 44,028 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Securities Inc.; and (d) 276,008 shares held by Mr. Vamvakas, which includes 104,604 shares subject to warrants. Mr. Vamvakas is the Chairman of Greybrook Capital, Inc., which is located at 5090 Explorer Drive, Suite 203 Mississauga, Ontario Canada L4W 4T9.

(4)	Includes 111,200 shares subject to options exercisable within 60 days of March 7, 2014.
(5)	Includes 110,000 shares subject to options exercisable within 60 days of March 7, 2014.
(6)	Includes 88,769 shares subject to options exercisable within 60 days of March 7, 2014.
(7)	Includes (a) 125,148 shares subject to options exercisable within 60 days of March 7, 2014, and (b) 6,250 shares subject to warrants exercisable within 60 days of March 7, 2014.
(8)	Includes 113,670 shares subject to options exercisable within 60 days of March 7, 2014.
(9)	Includes 153,687 shares subject to options exercisable within 60 days of March 7, 2014.
(10)	Includes (a) 122,096 shares subject to options exercisable within 60 days of March 7, 2014.
(11)	Includes (a) 76,992 shares subject to options exercisable within 60 days of March 7, 2014, and (b) 6,249 shares subject to warrants exercisable within 60 days of March 7, 2014.
(12)

Includes (a) 71,795 shares subject to options exercisable within 60 days of March 7, 2014; (b) 304,079 shares held beneficially by Mr. Davidson through his relationship with Cardinal Crest Partners, 7 Sunrise Cay, Key Largo, Florida 33037, which includes 100,000 shares subject to warrants; (c) 48,890 shares held by Mr. Davidson Jr., which includes 15,000 shares subject to warrants; and (d) 22,400 shares held by Mr. Davidson, Jr.’s spouse.

(13)	Includes 85,351 shares subject to options exercisable within 60 days of March 7, 2014.
(14)	Includes 144,906 shares subject to options exercisable within 60 days of March 7, 2014.
(15)	Includes 110,000 shares subject to options exercisable within 60 days of March 7, 2014.
(16)	Includes 110,000 shares subject to options exercisable within 60 days of March 7, 2014.
(17)	Includes 204,733 shares subject to options exercisable within 60 days of March 7, 2014.
(18)	Includes 110,000 shares subject to options exercisable within 60 days of March 7, 2014.
(19)	Includes 110,000 shares subject to options exercisable within 60 days of March 7, 2014.
(20)	No shares subject to options exercisable within 60 days of March 7, 2014.
(21)	Includes 35,000 shares subject to options exercisable within 60 days of March 7, 2014.
(22)	Includes (a) 3,032,076 shares subject to options exercisable within 60 days of March 7, 2014 held on record by the current directors and executive officers; and (b) 251,478 shares subject to warrants exercisable within 60 days of March 7, 2014 held of record by the current directors and executive officers.

Equity Compensation Plan Information

The following table provides information regarding the equity compensation plans as of December 31, 2013.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by security holders (1)	5,536,795	4.91	134,400
Plans not approved by security holders
The June 2011 PIPE Warrants (2)	524,549	1.86
The June 2011 Debt Warrants (3)	74,063	1.60	––
Total	598,612	1.83	––

(1)

For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The number of securities remaining available for future issuance under equity compensation plans excludes 337,500 options granted in December 2013. As of December 31, 2013, the Company had granted 337,500 options to certain employees and consultants which require shareholder approval to increase the option pool by at least 203,100 options before the options granted become exercisable. If shareholder approval is not obtained by December 13, 2014 to increase the option pool, then these options shall expire and will be returned to the Plan. These options vest one-third annually on the anniversary of its grant date of December 13, 2013.

(2)

On June 30, 2011, pursuant to a private placement financing, the Company issued warrants to certain investors.  The warrants are five-year warrants exercisable into an aggregate of 3,846,154 shares of the Company’s common stock at $1.86 per common share.

(3)

On June 13, 2011, pursuant to a conversion and retirement of the Company’s outstanding Financing obligations, the Company issued warrants to certain investors.  The warrants are five-year warrants exercisable into an aggregate of 109,375 shares of the Company’s common stock at $1.60 per common share.

Certain Relationships and Related Transactions.

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.  All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee.  In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

PROPOSAL 2: AMENDMENT OF THE 2002 STOCK INCENTIVE PLAN

We are asking our stockholders to approve, on a disinterested basis, an amendment and restatement of the Company’s 2002 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan was adopted and approved by our stockholders in June 2013. As of April 14, 2014, a total of 5,200,000 shares have been authorized for issuance under the Option Plan.

On February 24, 2014, our Board of Directors (the “Board”) approved, subject to the approval from our stockholders at the 2014 Annual Meeting, the amendment and restatement of the Incentive Plan to provide for the following:

●	to increase the shares reserved for issuance to 6,200,000 shares;

●	to remove prospective service providers from the list of individuals eligible to participate in the Incentive Plan;

●	to remove the limits on the number of awards that may be granted to an employee in a fiscal year; and

●	to make certain other amendments to update the Incentive Plan.

We believe that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. We believe that plans such as the Incentive Plan increase the Company’s ability to achieve this objective by allowing for several different forms of long-term incentive awards, which we believe will help us recruit, reward, motivate and retain talented personnel. The Incentive Plan, as proposed to be amended and restated, provides for the grant of stock appreciation rights, stock options, restricted stock and restricted stock units. As of April 14, 2014, options to purchase 4,924,025 shares were issued and outstanding under the Incentive Plan, options to purchase 238,960 shares had been exercised, and options to purchase 257,736 shares remained available for future grants. Our executive officers have an interest in this proposal as they may receive awards under the Incentive Plan.

If stockholders approve the amendment, we currently anticipate that the shares available under the Incentive Plan will be sufficient to meet our expected needs during approximately the next 1 to 2 years. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be added to the total number of shares reserved for issuance under the Incentive Plan, the Compensation Committee and the Board considered the following:

●

Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2011, 2012 and 2013, we granted equity awards representing a total of 3,236,028 shares.

●

Forecasted Grant Practices. Consistent with the growth of our workforce, we currently forecast granting equity awards covering approximately 750,000 - 1,000,000 shares over the next 1-year period. The proposed share reserve under the amended and restated Incentive Plan would increase the number of available shares from 5,200,000 to 6,200,000.

●

Awards Outstanding Under Existing Grants. As of April 14, 2014, there are 4,924,025 shares subject to outstanding stock options, no outstanding shares of restricted stock, and no unvested and outstanding restricted stock units.  Accordingly, the 4,924,025 shares subject to our outstanding equity awards (commonly referred to as the “overhang”) represent approximately 14.7% of our outstanding shares.

In addition, in December 2013 and again in February 2014, the Board granted a total of 537,500 stock option awards to employees and service providers of the Company and its subsidiaries (but not including any named executive officers), that are conditioned upon the approval of the share reserve increase set forth in this proposal. If Company shareholders do not approve of this proposal to add shares to the total number of shares reserved for issuance under the Incentive Plan, such option awards will be void. The options to purchase 257,736 shares remaining available for future grants exclude the impact of the aforementioned 537,500 stock options.

Summary of the 2002 Stock Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation.  The summary is qualified in its entirety by reference to the Incentive Plan’s full text, a copy of which is attached hereto as Appendix A and which may also be accessed from the SEC’s website at http://www.sec.gov.  In addition, a copy of the Incentive Plan may be obtained upon written request to the Company.

Purpose.  The purpose of the Incentive Plan is to advance the interests of the Company or any parent or subsidiary of the Company (each, a “Participating Company”, and collectively, the “Participating Company Group”) and the Participating Company Group’s stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

Administration.  The Incentive Plan may be administered by the Board or a committee, which the Board may appoint from among its members (in either case, the “Administrator”). Subject to the provisions of the Incentive Plan, the Administrator has the authority to: (1) determine the persons to whom, and the time or times at which, awards will be granted and the number of shares of stock to be subject to each award; (2) designate options as incentive stock options or nonstatutory stock options; (3) determine the fair market value of shares of stock or other property; (4) determine the terms, conditions and restrictions applicable to each award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the award, (ii) the method of payment for shares purchased upon the exercise of the award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the award, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the award or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the award, (vi) the effect of the participant’s termination of service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the award or such shares not inconsistent with the terms of the Incentive Plan; (5) approve one or more forms of award agreement; (6) amend, modify, extend, cancel, renew, reduce the exercise price of or in any other manner re-price any outstanding award or to waive any restrictions or conditions applicable to any outstanding award or any shares acquired upon the exercise thereof; (7) accelerate, continue, extend or defer the exercisability of any award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a participant’s termination of service with the Participating Company Group; (8) prescribe, amend or rescind rules, guidelines and policies relating to the Incentive Plan, or to adopt supplements to, or alternative versions of, the Incentive Plan, including, without limitation, as the Administrator deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted award; and (9) correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan or any award agreement and to make all other determinations and take such other actions with respect to the Incentive Plan or any award as the Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law.  All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

Reserved Shares.  If our stockholders approve the amendment and restatement of the Incentive Plan, then subject to adjustment, the maximum aggregate number of shares of stock that may be issued under the Incentive Plan will be 6,200,000. This share reserve will consist of authorized but unissued or reacquired shares of stock or any combination thereof. If an outstanding award for any reason expires, is forfeited, or is terminated or canceled or if shares of stock are acquired upon the exercise of an award, subject to a Company repurchase option and are repurchased by the Company at the participant’s exercise price, the shares of stock allocable to the unexercised portion of such award or repurchased, forfeited or cancelled shares of stock will again be available for issuance under the Incentive Plan. If our stockholders approve the amendment and restatement of the Incentive Plan, then subject to adjustment, the maximum aggregate number of shares of stock that may be issued pursuant to the exercise of incentive stock options will be 6,200,000 (the “ISO Share Issuance Limit”).

Eligibility.  The Incentive Plan provides that awards, other than incentive stock options, may be granted to employees, consultants, and directors of a Participating Company.  An incentive stock option may only be granted to an employee of a Participating Company.   As of April 14, 2014, approximately 101 of our current and former employees, 11 of our current and former directors, and 30 of our consultants were eligible to participate in the Incentive Plan. The Incentive Plan does not limit insider participation.

Options.  The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan.  The Administrator determines the number of shares subject to each option.

The Administrator determines the exercise price of options at the time the options are granted, provided that (a) the exercise price per share for an option will be not less than the fair market value of a share of stock on the effective date of grant of the option and (b) no incentive stock option granted to any participant who owns 10% of the voting power of all classes of a Participating Company’s outstanding capital stock will have an exercise price per share less than 110% of the fair market value of a share of stock on the effective date of grant of the option.  However, an option may be granted with an exercise price lower than the minimum exercise price if the option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

The term and vesting schedule of each option will be stated in the award agreement.  The term of an option may not exceed 10 years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of a Participating Company’s outstanding capital stock, the term of an incentive stock option may not exceed 5 years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) 3 months following his or her termination for reasons other than death or disability, and (ii) 12 months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

If a sale of the shares underlying the option would subject the participant to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, the option will remain exercisable until the earliest to occur of (i) the 10th day following the date on which a sale of such shares by the participant would no longer be subject to such suit, (ii) the 190th day after the participant’s termination of service, or (iii) the option expiration date.  If the participant is subject to a Company-imposed trading blackout, the option generally will remain exercisable until the earlier of (i)  the end of the tenth (10th) business day after the trading blackout or (ii) the option expiration date.

Generally, a participant may not assign or transfer his or her option except by will or by the laws of descent and distribution, and during the participant's lifetime, the option will be exercisable only by the participant or the participant's guardian or legal representative. However, the Board, in its discretion may provide in a stock option agreement that a nonstatutory stock option will be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

Stock Appreciation Rights.  Stock appreciation rights are rights to receive a cash amount (net of applicable withholdings) equal to the appreciation in fair market value of our common stock between the exercise date and the date of grant.  The Administrator will be able to grant stock appreciation rights to any employee, consultant, or director of a Participating Company in connection with the grant of any option.  Any grant of stock appreciation rights will be included in the option agreement.  Stock appreciation rights will be exercisable only at the same time, by the same person and to the same extent, that the related option is exercisable.  Upon exercise of any stock appreciation right, the corresponding portion of the related Option will be surrendered to the Company.  The Company has the absolute right, at any time and from time to time, to require a participant to exercise an option in lieu of the related stock appreciation right.

Restricted Stock.  Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Subject to the terms and conditions of the Incentive Plan, restricted stock may be granted to employees, consultants or directors of a Participating Company at any time and from time to time at the discretion of the Administrator. The Administrator will have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied.

Unless the Administrator determines otherwise, the Company as escrow agent will hold shares of restricted stock until the restrictions on such shares of restricted stock have lapsed.  During the period of restriction, participants holding shares of restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid with respect to those shares of restricted stock, unless the Administrator provides otherwise.  If any dividends or distributions are paid in shares of stock, the shares of stock will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. Each restricted stock grant will be evidenced by an agreement that will specify the purchase price (if any) and such other terms and conditions as the Administrator will determine.  Shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction.

Restricted Stock Units.  Restricted stock units represent a right to receive shares at a future date determined in accordance with the participant’s award agreement.  No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to the Company.  In determining whether an award of restricted stock units should be made, and/or the vesting schedule for any such award, the Committee may impose whatever conditions to vesting it determines to be appropriate.

Change in Control.  An “Ownership Change Event” will be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.  A “Change in Control” means an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or, in the case of a sale, exchange, or transfer of all or substantially all of the assets of the Company, the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be.  Indirect beneficial ownership includes, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, either directly or through one or more subsidiary corporations or other business entities.  The Board will have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination will be final, binding and conclusive.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof (the “Acquiring Corporation”), may, without the consent of the participant, either assume the Company’s rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Corporation’s stock.  In the event that the Acquiring Corporation does not assume or substitute for the outstanding awards, the participant will fully vest in and have the right to exercise all of his or her outstanding awards, including shares of stock as to which such awards would not otherwise be vested or exercisable.  Any awards which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control will terminate and cease to be outstanding effective as of the date of the Change in Control.  Shares acquired upon exercise of an award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares will continue to be subject to all applicable provisions of the award agreement evidencing such award except as otherwise provided in such award agreement.  Furthermore, if the corporation the stock of which is subject to the outstanding awards immediately prior to a sale or exchange by the stockholders of more than 50% percent of the voting stock of the Company is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding awards will not terminate unless the Administrator otherwise provides in its discretion.  Additionally, if a participant’s service is terminated by reason of an involuntary termination within 18 months following the effective date of a Change in Control in which the Acquiring Corporation assumes or substitutes for outstanding awards, the shares of stock subject to such participant’s outstanding awards will automatically accelerate and vest in full as of the participant’s termination of service, including shares of stock as to which such awards would not otherwise be vested or exercisable.  Any award so accelerated will remain exercisable until the award’s expiration or, if earlier, the termination of the award, as provided in the participant’s award agreement.

Capitalization Changes.  In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities, or other change in our corporate structure affecting the shares of our common stock, appropriate adjustments will be made in the number and class of shares subject to the Incentive Plan and to any outstanding awards, in the ISO Share Issuance Limit, and in the exercise price per share of any outstanding awards.  If a majority of the shares which are of the same class as the shares that are subject to outstanding awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Administrator may unilaterally amend the outstanding awards to provide that such awards are exercisable for New Shares.  In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding awards will be adjusted in a fair and equitable manner as determined by the Administrator, in its discretion.  Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and in no event may the exercise price of any award be decreased to an amount less than the par value, if any, of the stock subject to the award.  The adjustments determined by the Administrator will be final, binding and conclusive.

Amendment, Suspensions and Termination of the Incentive Plan.  The Board may amend or terminate the Incentive Plan at any time, except that stockholder approval is required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment or termination of the Incentive Plan will impair the rights of any participant without the participant’s consent, unless required by applicable law, legislation, regulation or rule.  If our stockholders approve the amendment of the Incentive Plan, no awards may be granted under the Incentive Plan after June 6, 2022.

Number of Awards Granted to Employees, Directors and Consultants

The number of awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance.  The following table sets forth (i) the aggregate number of shares of common stock subject to options and restricted stock units granted under the Incentive Plan during our last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted (#)	Average Exercise Price ($)	Number of Restricted Stock Units Granted (#)	Dollar Value of Shares subject to Restricted Stock Units ($)
Elias Vamvakas, Chief Executive Officer	125,000	6.43	-	-
Joseph Jensen, President, Chief Operating Officer	-		-	-
Bill Dumencu, Chief Financial Officer	30,000	6.43	-	-
Michael Berg, Vice President, Regulatory	30,000	6.43	-	-
Tracy Puckett, Vice President of Marketing	30,000	6.43	-	-
All Named Executive Officers, as a group	215000	6.43	-	-
All directors who are not Named Executive Officers, as a group	105,000	11.84	-	-
All employees who are not Named Executive Officers, as a group	1,217,500	9.82	-	-

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Restricted Stock Units.  A participant will not have taxable income upon grant (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received less any amount paid for the shares of our vested common stock.

Tax Effect for Us.  We generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our four other most highly compensated named executive officers (other than our Chief Executive Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Section 409A.  Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provides certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death).  Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.  For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A.  If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

Board of Director’s Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2002 STOCK INCENTIVE PLAN AND THE RATIFICATION OF THE OPTIONS GRANTED SUBJECT TO STOCKHOLDER APPROVAL.

PROPOSAL 3: APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve a new employee stock purchase plan, the 2014 Employee Stock Purchase Plan (the “Purchase Plan”). The proposed Purchase Plan will be a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees. The proposed Purchase Plan will be one of the primary programs through which our employees may achieve ownership in our company and thereby share in our success. The Board of Directors has determined that it is in the best interests of TearLab and its stockholders to have an employee stock purchase plan and is asking TearLab’s stockholders to approve the Purchase Plan. The Board of Directors has adopted the Purchase Plan and has reserved a total of 671,500 shares of TearLab’s common stock for purchase under the Purchase Plan, subject to stockholder approval at the Annual Meeting. As of the date hereof, no rights to purchase shares of our common stock have been granted pursuant to the Purchase Plan.

Summary of the 2014 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by the specific language of the Purchase Plan, which is attached as Appendix B to this Proxy Statement.

General

The Purchase Plan was adopted by the Board of Directors in April 2014, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of TearLab’s common stock through contributions, generally through payroll deductions. The Purchase Plan permits the Board of Directors or the Compensation Committee (referred to herein as the “Administrator”) to grant rights that qualify for preferential tax treatment under Section 423 and rights that do not so qualify.

Shares Available for Issuance

If our stockholders approve this proposal, a total of 671,500 shares of TearLab’s common stock will be reserved for issuance under the Purchase Plan.

Administration

The Board of Directors or the Compensation Committee administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Each employee of TearLab’s designated subsidiaries or affiliates is eligible to participate in the Purchase Plan, except that no employee will be eligible to participate in the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the combined voting power of all classes of capital stock of TearLab or its parents or subsidiaries, or (ii) his or her rights to purchase stock under all of TearLab’s employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock (determined as the fair market value of the shares on the grant date) for each calendar year. In addition, the Administrator, in its sole discretion and prior to an offering date, may determine that an individual will not be eligible to participate if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Internal Revenue Code. The Plan does not contain insider participation limits.

Offering Period

Unless otherwise determined by the Administrator, each offering period under the Purchase Plan will have a duration of approximately 6 months, commencing on the first trading day on or after January 1 of each year and terminating on the first trading day on or after June 30, approximately 6 months later, and commencing on the first trading day on or after July 1 of each year and terminating on the first trading day on or after December 31, approximately 6 months later. To participate in the Purchase Plan, an eligible employee may authorize contributions up to 20% of such employee’s compensation during the offering period. For purposes of the Purchase Plan, “compensation” shall mean an employee’s base straight time gross earnings and payments for overtime and shift premium, but exclusive of payments for incentive compensation, commissions, bonuses and other similar compensation. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with TearLab or one of TearLab’s designated subsidiaries or affiliates terminates. On the first day of each offering period, each participant automatically is granted a right to purchase shares of our common stock. This purchase right expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised on the last trading day of the offering period to the extent of the contributions made during such offering period.

Purchase Price

Unless and until the Administrator determines otherwise, the purchase price will be 90% of the lesser of the fair market value of our common stock on (i) the first trading day of the offering period, or (ii) the last trading day of the offering period, subject to compliance with the Internal Revenue Code and the terms of the Purchase Plan. The fair market value of our common stock on any relevant date will be the closing price of our stock as reported on NASDAQ.

Payment of Purchase Price; Payroll Deductions

Contributions are accumulated throughout each offering period, generally through payroll deductions. The number of whole shares that a participant may purchase in each offering period will be determined by dividing the total amount of a participant’s contributions during that offering period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares each offering period. During an offering period, a participant may discontinue his or her participation in the Purchase Plan and generally may not change the rate of payroll deductions in an offering period. No fractional shares will be purchased under the Purchase Plan and any contributions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in a participant’s account for the subsequent offering periods.

All participant contributions are credited to the participant’s account, are generally only withheld in whole percentages and are included with TearLab’s general funds. Funds received by TearLab pursuant to exercises under the Purchase Plan are used for general corporate purposes. A participant generally may not make additional contributions into his or her account outside the regularly established process.

Withdrawal

Generally, a participant may withdraw all but not less than all of his or her contributions from an offering period at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to TearLab.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the Purchase Plan and the contributions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s right to purchase shares under the Purchase Plan will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization.  In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of TearLab, or other change in the corporate structure of TearLab affecting our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Purchase Plan, then the Administrator will adjust the number and class of common stock that may be delivered under the Purchase Plan, the purchase price per share, the number of shares of common stock covered by each right to purchase shares under the Purchase Plan that has not yet been exercised, and the maximum number of shares a participant can purchase during an offering period.

Dissolution or Liquidation.  In the event of TearLab’s proposed dissolution or liquidation, the Administrator will shorten any offering period then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the right to purchase shares under the Purchase Plan will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change in Control.  In the event of a merger or “Change in Control,” as defined in the Purchase Plan, each right to purchase shares under the Purchase Plan will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator will shorten the offering period with respect to which such option relates by setting a new exercise date on which such offering period will end. The new exercise date will be prior to the merger or change in control. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the right to purchase shares under the Purchase Plan will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Purchase Plan

The Administrator may at any time amend, suspend, or terminate the Purchase Plan, including the term of any offering period then outstanding. Any amendment can be made without stockholder approval unless stockholder approval is required under any applicable law, regulation or rule. Generally, no such termination can adversely affect previously granted rights to purchase shares under the Purchase Plan.

Upon its approval by the stockholders, the Purchase Plan will continue until 2024, unless terminated sooner by the Board of Directors.

Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the Purchase Plan since its adoption by the Board of Directors.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and TearLab with respect to the shares purchased under the Purchase Plan does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 10% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. TearLab generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND TEARLAB UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Board of Director’s Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP, or Ernst & Young, as our independent auditors for the year ending December 31, 2014 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting.  Representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young as our independent auditors.  However, we are submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice.  If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors.  Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR
FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2014.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted on July 21, 2010. As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation program is designed to:

•	to attract and retain talented and experienced executives;

•	to motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	to ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	to incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. Stockholders are urged to read the Executive Compensation and Other Information section of this proxy statement, which describes our executive compensation program and contains information about the fiscal year 2013 compensation of our named executive officers. The compensation committee and our board of directors believe that our compensation design and practices are effective in implementing our executive compensation goals.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation of TearLab Corporation named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including information under the caption “Executive Compensation and Other Information,” the tabular disclosure regarding executive compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to TearLab’s 2014 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and, therefore, will not be binding on us, our compensation committee and our board of directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

The compensation committee of our board of directors is responsible for establishing, implementing, and monitoring adherence with our compensation philosophy. The compensation provided to our “named executive officers” for 2013 is set forth in detail in the Summary Compensation Table below and other tables and the accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in relation to fiscal year 2013 for each of our named executive officers.

Our named executive officers for 2013, which consist of those executive officers who appear in the Summary Compensation Table, were:

•	Elias Vamvakas, our Chief Executive Officer (our “CEO”);

•	Joseph Jensen, our Chief Operating Officer and President;

•	William Dumencu, our Chief Financial Officer;

•	Michael Berg, our Vice President, Regulatory; and

•	Tracy Puckett, our Vice President, Marketing.

These executives were our named executive officers for fiscal 2013 (the “named executive officers”). In this Compensation Discussion and Analysis, TearLab Corporation and its subsidiaries is referred to as “our,” “us,” “we,” or the “Company.”

Executive Compensation Philosophy, Objective and Design

Philosophy.

As an ophthalmic device company, we operate in the professional health sector and medical laboratories and research industry. To succeed in this environment, we must hire experienced executives with specific skills in key functional areas who have worked in an environment similar to ours. We are primarily located in San Diego, California, which is a life sciences technology center in the U.S. that has many companies who reward their executives with equity compensation. Our overall compensation philosophy, therefore, is to compensate seasoned executives in a manner that attracts the caliber of individuals needed to manage and staff a technical and government-regulated business and operate in an innovative and competitive industry yet drive a business with a capitalization of less than $300 million to grow.

Objectives and Design.

Our executive compensation program is designed to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

Our size and industry, as well as our primary location, have lead us to provide equity compensation as a primary compensation element. Accordingly, our executive compensation was weighted towards equity in 2013, which was awarded in the form of stock options. Our board of directors determined that this form of compensation aligns the executive team’s incentives with the long-term interests of our stockholders by rewarding our named executive officers for growing the Company and providing a positive return to shareholders, as evidenced by an executive benefiting from a stock option grant only if there is appreciation in the Company’s stock.

To maintain a competitive compensation program and meet our need to attract seasoned executives that have experience in our sector, we also offer cash compensation in the form of (1) base salaries to reward individual contributions and compensate for their day-to-day responsibilities and (2) annual bonuses to drive targeted corporate goals and individual short-term objectives.

Impact of Fiscal 2013 Stockholder Advisory Vote on Executive Compensation

In April 2013, we conducted a non-binding advisory vote on the compensation of the named executive officers for fiscal 2012, commonly referred to as a “say-on-pay” vote, at our 2013 Annual Meeting of Stockholders. Our stockholders approved the named executive officer’s compensation, with approximately 99.7% of stockholder votes cast in favor of our executive compensation program.

As the compensation committee evaluated our executive compensation policies and practices throughout fiscal 2013, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the compensation committee decided to retain our general approach to executive compensation. Consistent with the recommendation of the board of directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say-on-pay votes, the board of directors has adopted a policy providing for annual advisory votes on the compensation of the named executive officers. Accordingly, the next advisory vote on the compensation of the named executive officers will take place at the Annual Meeting of Stockholders to which this Proxy Statement relates, with the next say-on-pay vote after that to take place in 2015.

Compensation-Setting Process

We formed our compensation committee in September 2005. For 2013, our compensation committee was responsible for reviewing and making recommendations to our board of directors regarding our CEO’s compensation and the components thereof. In 2013, our compensation committee reviewed and recommended to our board of directors Company goals and objectives relevant to our CEO, evaluated our CEO in light of those goals and objectives, and made recommendations regarding our CEO’s compensation based on the evaluation.

Our compensation committee also is responsible for reviewing and making recommendations to our board of directors on non-CEO executive officer compensation and making recommendations to our board of directors with respect to incentive compensations plans and equity-based plans. In 2013, our compensation committee reviewed and made recommendations to our board of directors regarding the compensation of our other executive officers, including the establishment and evaluation of performance goals.

Our CEO attends meetings of our compensation committee, except with respect to discussions involving his own compensation. Typically, our CEO makes recommendations regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., stock option awards, base salary and annual bonus).

In determining executive compensation for 2013, neither our board of directors nor our compensation committee met with a compensation consulting firm or considered market data presented by a compensation consulting firm in determining compensation. We did not engage in any benchmarking or targeting of any specific levels of pay. We did not engage a consultant as there was not a change in the base compensation of the executives as a whole scheduled in 2013, and we could not justify the cost of such an arrangement while we are focused on growing the Company. We are, however, in the process of establishing our executive compensation program for 2014. Our compensation committee is currently evaluating whether to use a compensation consultant in 2014.

Unless otherwise stated, the discussion and analysis below is in large measure based on decisions by our board of directors. Therefore, the philosophy of how we will compensate our named executive officers in the future may not be the same as how they have been compensated previously. We expect that our board of directors will continue to review, evaluate and modify the executive compensation framework based on the recommendations of our compensation committee. Our compensation program may, over time, vary from our historical practices.

Executive Compensation Program Components

Equity Compensation

We have historically used equity compensation as a principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our long-term interests by allowing our executive team to participate in any future appreciation in the Company’s stock. While the equity awards to our named executive officers have typically been made in the form of stock options, we also granted four of our named executive officers fully vested restricted stock unit awards in 2012 to provide an immediate reward for a corporate achievement that was not integrated into our annual cash bonus program and to conserve the Company’s cash position. We did not grant restricted stock units in 2013, and we do not expect to grant restricted stock units in 2014 because we believe stock options better align executive officer compensation with stockholder interests by rewarding Company growth. We also believe that stock options serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting options, we considered, among other things, the named executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities, and market conditions.

In 2013, our board of directors granted stock options to all of our named executive officers. In making this determination, our board considered the recommendation by our compensation committee, which had reviewed the equity award holdings of our named executive officers, and concurred with our CEO’s recommendation that the then-current equity award holdings of our executive officers, taking into consideration the unvested portion and the value of such awards, did not appropriately meet our retention and incentive goals, and, as a result, additional stock option awards were necessary. Accordingly, the board of directors approved in March 2013 a grant of options for 125,000 shares to our CEO and a grant of options for 30,000 shares to each of Mr. Dumencu, Mr. Berg, and Ms. Puckett. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant. Each of these awards were disclosed to stockholders in our annual proxy statement for 2013 and subject to stockholder approval pursuant to an increase in the authorized shares reserved for issuance under our 2002 stock incentive plan. In addition, Mr. Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 300,000 shares, which also vests annually in 1/3 installments, starting on the one year anniversary of the date of grant.

For 2014, we expect our compensation committee to continue this review process to determine whether to make a recommendation to our board of directors to approve any equity award grants for our named executive officers. No equity award grants have been made to our named executive officers in 2014 to date.

While we have not yet adopted a formal policy regarding the timing of stock option and other equity grants as a public company, it has been our practice, which we expect to continue, that stock option grants have been granted with an exercise price not less than the fair value of the underlying stock on the date of grant.

Base Salary

In determining base salaries for 2013, our compensation committee and our board of directors considered the overall compensation package of our executive officers and, including the fact that we have emphasized providing compensation in the form of stock option grants in order to motivate our executive team and foster long-term growth for the benefit of our stockholders. Based on this emphasis on option grants, no adjustments were made to the base salaries of any of our named executive officers in 2013 as compared to the prior year, except with regard to our CEO whose base salary was increased from Cdn. $360,000 to Cdn. $380,000. The compensation committee increased our CEO’s salary because of the greater demands placed on our CEO. In addition, in connection with the negotiation of Mr. Jensen’s hire as our Chief Operating Officer and President, the compensation committee agreed to provide Mr. Jensen an annual base salary of $370,000.

In fiscal years 2012 and 2013, the base compensation for our named executive officers was as follows:

Named Executive Officer	Fiscal Year 2013 Base Salary		Fiscal Year 2012 Base Salary
Mr. Vamvakas	Cdn. $	380,000	360,000
Mr. Jensen		$370,000 (1)	-
Mr. Dumencu	Cdn. $	184,271	184,271
Mr. Berg		$180,000	180,000
Ms. Puckett		$180,000	180,000

(1)	Mr. Jensen joined the Company in October 2013 and earned, on a pro-rated basis, $74,474 in base salary during fiscal year 2013.

In 2014, our compensation committee and our board of directors may conduct a review of our executive officers’ base salaries and determine adjustments, if any.

2013 Bonus Plan

Our board of directors adopted an annual bonus plan for 2013 in order to reward the performance of our named executive officers in achieving our corporate goals and, with respect to Mr. Dumencu, Mr. Berg, and Ms. Puckett, individual objectives. Our CEO evaluates the individual performance of Mr. Dumencu, Mr. Berg, and Ms. Puckett and makes a recommendation to our compensation committee, which in turn makes a recommendation of the bonus earned under the bonus plan to our board of directors. Our board of directors retains the ultimate discretion whether to pay any bonus under the plan, which means that our board may choose in any given year whether to pay a bonus in cash or via an additional stock option upon a recommendation from our CEO. Bonuses for 2013 were paid in cash due to the cash position of the Company.

A target bonus amount for each named executive officer is expressed as a percentage of base salary under our 2013 bonus plan, and any such bonus would be earned upon the achievement of the applicable corporate goals and individuals objectives. Given our emphasis on providing option grants as a key component of our executive compensation, target bonus amounts for our executive officers were not adjusted in 2013 from prior years. Accordingly, our CEO’s target bonus amount remained at 50% of his base salary, and each other named executive officer’s target bonus amount remained at 25% of his or her respective base salary. In connection with the negotiation of Mr. Jensen’s hire, our compensation committee agreed to provide Mr. Jensen a target bonus amount of 50% of his base salary, which was prorated in 2013 based on the number of days employed with us. Our CEO and Mr. Jensen have higher bonus percentages that are solely based on corporate performance measures because they have broad degree of responsibility, including responsibility for the performance of all Company divisions generally and supervision of our other executive officers, including Mr. Dumencu, Mr. Berg, and Ms. Puckett. Our board of directors and compensation committee believe that bonus pay for our CEO and Mr. Jensen should be aligned on metrics that tie in closely with driving Company value and stockholder interests.

Under the 2013 bonus plan, with regard to each of Mr. Dumencu, Mr. Berg, and Ms. Puckett, 75% of the bonus opportunity was based on the achievement of corporate performance measures and 25% of the bonus opportunity was based on individual performance. Our CEO and Mr. Jenson each meet with Mr. Dumencu, Mr. Berg, and Ms. Puckett and discuss their individual objectives at the beginning of each year and come to a tentative agreement on the short-term projects and goals that each executive should be focused in for the coming fiscal year, which is communicated by our CEO to the compensation committee for review. Our board of directors makes the ultimate decision whether to approve those individual performance goals.

Corporate Performance Measures. For 2013, our board of directors established the following five corporate performance goals:

•	revenue;

•	unit/contract sales;

•	minimum revenue per active contracted unit;

•	integration of our technology platform with customer relationship management technology; and

•	operating profitability.

The operational measures (i.e., integration) are based on information management, which our board of directors believes is very important to our long-term success. In addition, our financial measures (i.e., revenue, unit/contract sales, minimum revenue and profitability) are important indicators of our ability to monetize our products and services. Each of these corporate performance measures was given equal weighting of 20% based on our belief that each was similarly critical to our strategic goals for 2013.

At the time the corporate performance measures were set, our board of directors believed that the corporate performance measures were challenging and aggressive because they represented significant growth in revenues, improved utilization of the TearLab Osmolarity System by customers which is critical to our successful commercialization, the improvement of our reporting infrastructure to better manage our expected growth and continued prudence in the management of our cash resources including being able to obtain additional cash resources/funding when the opportunity arises. Our board of directors believed that the achievement of the corporate performance measures at the target levels would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a clear focus on driving results throughout the year.

Individual Performance Measures. We, as well as our customers, operate in a market that is highly regulated in terms of research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of our products, which requires strong leadership and management capabilities. Necessarily, we expect a high level of performance from each of Mr. Dumencu, Mr. Berg, and Ms. Puckett in carrying out their respective responsibilities to achieve results effectively. As a result, Mr. Dumencu, Mr. Berg, and Ms. Puckett are individually evaluated based on his or her overall performance relative to individualized short-term goals that are set by the board of directors, after consultation with our CEO, relative to the executive’s position with the Company.

During fiscal 2013, each of our executives, including the named executive officers, was eligible to earn a cash bonus targeted to equal a specified percentage of his or her base salary, as follows:

Named Executive Officer	Fiscal Year 2013 Target Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal Year 2013 Target Cash Bonus Opportunity ($)
Mr. Vamvakas	50%	Cdn. $	190,000
Mr. Jensen	50%		$185,000	(1)
Mr. Dumencu	25%	Cdn. $	46,068
Mr. Berg	25%		$45,000
Ms. Puckett	25%		$45,000

(1)	Mr. Jensen joined the Company in October 2013 and was eligible to earn, on a pro-rated basis, $37,237 in bonuses during fiscal year 2013.

2013 Bonus Plan Payments.

In early 2014, our board of directors determined that the cash bonuses paid to the named executive officers for fiscal 2013 were as follows:

Named Executive Officer	Fiscal 2013 Bonus Payment
Mr. Vamvakas	Cdn. $	129,200
Mr. Jensen		$24,468
Mr. Dumencu	Cdn. $	30,405
Mr. Berg		$30,488
Ms. Puckett		$31,388

2014 Bonus Plan.

In early 2014, our compensation committee adopted an annual cash bonus plan for 2014, which includes corporate performance objectives and, for our named executive officers other than our CEO and Mr. Jensen, includes individual performance objectives. The corporate performance objectives have not been modified and focus on the goals of increasing revenues and adjusted operating profitability targets. Similarly, the target bonus opportunity for each named executive officer remains unchanged for 2014.

Retirement and Health Benefits

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Our U.S. named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. U.S. employees, including named executive officers located in the U.S., are eligible to participate in a defined contribution 401(k) plan; however, the Company does not make any matching or employer contributions to the 401(k) plan.

Our named executive officers located in Canada, including our CEO, are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other Canadian full-time employees, except that we provide our CEO with certain club membership benefits and with coverage under a critical illness insurance policy, which has been historically provided to our CEO since his commencement of service with us. Club membership benefits are provided to our CEO in order to foster the ability of our CEO to network in the business community on behalf of the Company. In 2013, the club membership benefits provided to our CEO had a value of approximately $21,676.

Post-Employment Compensation

We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company and that this possibility could result in the departure or distraction of our executives to the detriment of our business. Our compensation committee believes that the prospect of such a change of control transaction would likely result in our executives facing uncertainties about their future employment and distractions from how the potential transaction might personally affect them.

To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change of control transaction and to encourage them to remain with us despite the possibility that the change of control might affect them adversely, in 2013 we entered into Executive Change of Control and Severance Agreements with each of our named executive officers (except our CEO and Mr. Jensen) that provide them with certain payments and benefits in the event of the certain terminations of their employment without regard to a change of control of the Company or within the twelve-month period following a change of control of the Company. Our compensation committee believes that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value.

In June 2013, we entered into an executive employment agreement with our CEO which provides that upon a qualifying termination of his employment, our CEO will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months.  The executive employment agreement with our CEO also requires that he provide three-months’ advance notice period if he resigns and the resignation is not a qualifying termination.

Mr. Jensen is party to an employment offer letter that was entered into in October 2013 upon his hire which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months.  The offer letter also requires that he provide three-months’ advance notice period if Mr. Jensen resigns and the resignation is not a qualifying termination. In addition, Mr. Jensen’s new hire stock option for 300,000 shares provides that, in the event of a change of control (as defined in Mr. Jensen’s offer letter) prior to his termination of service, such option will fully accelerate as to vesting.

The Executive Change of Control and Severance Agreements with the other named executive officers (other than, as described above, with our CEO and Mr. Jensen) provide that upon a qualifying termination of the applicable named executive officer’s employment, he or she will receive (i) continuing payments of base salary for twelve or twenty-four months and (ii) reimbursement of group health plan insurance premiums (or in the case of Mr. Dumencu, our continued contributions to the group insured benefit plans) for twelve or eighteen months from the date the named executive officer’s employment ceases.

In establishing the terms and conditions of our CEO’s executive employment agreement and these Executive Change of Control and Severance Agreements and in the negotiation of Mr. Jensen’s employment offer letter, our board of directors and our compensation committee evaluated the cost to us of these arrangements and the potential payout levels to each affected executive under various scenarios. In approving these arrangements, they determined that their cost to us and our stockholders was reasonable and not excessive, given the benefit conferred to us. Our boards of directors and our compensation committee believe that these arrangements will help to maintain the continued focus and dedication of our named executive officers to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

For a detailed summary of the material terms and conditions of these agreements, see “—Employment Contracts and Certain Transaction-based Contracts.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the amount that we may deduct from our federal income taxes for remuneration paid to certain executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers (whose compensation would be subject to the limitations of Section 162(m) of the Code) in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Code Sections 280G, 4999, or 409A during 2013, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “nonqualified deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives, as well as the compensation programs generally available to the Company’s employees, the compensation committee considers any potential risks arising from our compensation programs and the management of these risks, in light of the Company’s overall business, strategy and objectives.

As is the case with our employees generally, our named executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under the Company bonus plan are tied to the Company’s performance during the fiscal year compared to pre-established target levels for equally-weighted measures and, in the case of Mr. Dumencu, Mr. Berg, and Ms. Puckett, pre-established individual performance. Combined, we believe these measures limit the ability of an executive to be rewarded for taking excessive risk on behalf of the Company by, for example, seeking revenue enhancing opportunities at the expenses of profitability. A significant portion of compensation also is provided to our named executive officers is in the form of equity awards that help further align their interests with those of the Company’s stockholders. The compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because the awards are staggered and subject to multi-year vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Also, the Company has implemented effective controls at various levels, including adoption of written codes of conduct and ethics, which each named executive officer signs and acknowledges each year, in order to mitigate the risk of unethical behavior.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer, and each of the next three most highly compensated executive officers during 2013, together referred to as our “named executive officers,” for 2013, 2012, and 2011.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Elias Vamvakas Chief Executive Officer	2013 2012 2011	347,235 323,368 234,558	643,538 — —	126,239 357,804 17,592	34,146 36,691 27,076	1,151,158 717,863 279,226
Joseph Jensen (3) President, Chief Operating Officer	2013	74,474	2,613,990	250,000	9,869	2,948,333
William Dumencu Chief Financial Officer	2013 2012 2011	172,313 184,898 183,647	154,449 — —	29,617 173,356 13,315	5,598 3,859 2,820	361,977 362,113 199,782
Michael Berg Vice President, Regulatory	2013 2012 2011	180,000 180,000 180,000	154,449 — —	30,938 174,675 0	18,219 22,239 28,188	383,606 376,914 208,188
Tracy Puckett Vice President, Marketing	2013 2012 2011	180,000 180,000 180,000	154,449 — —	34,313 170,175 13,500	16,374 17,904 22,225	385,136 368,079 215,725

(1)

Amounts represent the aggregate grant date fair value of options granted in the year indicated to the named executive officer calculated in accordance with FASB ASC 718 without regard to estimated forfeitures. See Note 11 of the notes to our audited consolidated financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)

The amounts in this column for 2013, 2012, and 2011 represent total performance-based bonuses earned for service rendered during 2013, 2012, and 2011, respectively, under our executive bonus plan for the applicable year. All such amounts were paid subsequent to year end. For a description of our executive bonus plan, please see the section entitled “Executive Bonus Plan” under “Compensation Discussion and Analysis” above.

(3)	Joseph Jensen joined the Company in 2013.

Grants of Plan-Based Awards

The following table presents information concerning each grant of an award made to a named executive officer in 2013 under any plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Target	Maximum
Elias Vamvakas	3/6/2013 (3)			125,000	6.43	643,538

Joseph Jensen	10/21/2013 (4)			300,000	11.33	2,613,990

William Dumencu	3/6/2013 (3)			30,000	6.43	154,449

Michael Berg	3/6/2013 (3)			30,000	6.43	154,449

Tracy Puckett	3/6/2013 (3)			30,000	6.43	154,449

(1)

Based upon the higher of a) closing sale price of our common stock as reported on the NASDAQ Stock Market on the date of grant and b) the volume weighted average share price for the five business days immediately prior to the date of grant.

(2)

Amounts represent the grant date fair value of the stock options, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 11 of the notes to our audited consolidated financial statements for a discussion of assumptions made in determining the grant date fair value.

(3)	Represents awards granted under our 2002 Stock Incentive Plan.
(4)	Represents awards granted outside of our 2002 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2013. As of December 31, 2013, our named executive officers had not been awarded any equity awards other than stock options.

	Option Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	(#) Exercisable	(#) Unexercisable	($)

Elias Vamvakas (1)	—	4,500	51.25	3/30/2015
Elias Vamvakas (2)	12,000	—	47.50	8/3/2016
Elias Vamvakas (3)	4,000	—	27.75	7/3/2017
Elias Vamvakas (4)	626,164	—	2.63	10/6/2018
Elias Vamvakas (5)	15,000	—	2.00	6/18/2019
Elias Vamvakas (6)	14,899	—	1.22	9/30/2019
Elias Vamvakas (7)	135,000	—	1.22	9/30/2019
Elias Vamvakas (8)	100,000	—	1.22	9/30/2019
Elias Vamvakas (9)	200,000	—	1.22	9/30/2019
Elias Vamvakas (10)	41,666	83,334	6.43	3/6/2023
Michael Berg (11)	56,129	—	2.25	10/1/2016
Michael Berg (12)	25,000	—	1.99	3/3/2019
Michael Berg (13)	18,871	—	1.22	9/30/2019
Michael Berg (14)	10,000	20,000	6.43	3/6/2023

Tracy Puckett (15)	29,860	—	2.25	6/1/2017
Tracy Puckett (16)	25,000	—	1.99	3/3/2019
Tracy Puckett (17)	45,140	—	1.22	9/30/2019
Tracy Puckett (18)	10,000	20,000	6.43	3/6/2023
Joseph Jensen (19)	—	300,000	11.33	10/21/2023
William Dumencu (20)	—	1,800	51.25	3/30/2015
William Dumencu (21)	1,200	—	27.75	7/3/2017
William Dumencu (22)	37,665	—	2.63	10/6/2018
William Dumencu (23)	10,000	—	1.99	3/3/2019
William Dumencu (24)	52,335	—	1.22	9/30/2019
William Dumencu (25)	10,000	20,000	6.43	3/6/2023

(1)

4,500 post-split options were granted on March 30, 2005, under the Plan.  These performance-based options were to vest as follows: (a) as to 100% when and if the Company receives the approval that it is seeking from the U.S. Food and Drug Administration for the RHEO System for use in the Rheopheresis treatment of non-exudative age-related macular degeneration (the “FDA Approval”), if the FDA Approval is received on or before November 30, 2006; (b) as to 80% when and if the Company receives the FDA Approval, if the FDA Approval is received after November 30, 2006 but on or before January 31, 2007; (c) as to 60% when and if the Company receives the FDA Approval, if the FDA Approval is received after January 31, 2007.

(2)	12,000 post-split options were granted on August 3, 2006, under the Plan. These options vested fully upon the date of grant.
(3)	4,000 post-split options were granted on July 3, 2007, under the Plan. These time-based options have fully vested.
(4)	626,164 post-split options were granted on October 6, 2008, under the Plan. These options vested fully upon the date of grant.
(5)	15,000 options were granted on June 18, 2009, under the Plan. These time-based options have fully vested.
(6)	14,899 options were granted on September 30, 2009, under the Plan. These options vested fully upon the date of grant.
(7)	135,000 options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.
(8)	100,000 options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.
(9)	200,000 options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.
(10)

125,000 options were granted on March 6, 2013, under the Plan.  These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant. Vesting commencement was subject to stockholder approval of an increase in authorized shares reserved for issuance under the Plan.

(11)	56,129 post-split options were granted on October 1, 2006, under the Plan. These time-based options are fully vested.
(12)	25,000 options were granted on March 3, 2009, under the Plan. These time-based options are fully vested.
(13)	18,871 options were granted on September 30, 2009, under the Plan. These time-based options are fully vested.

(14)

30,000 options were granted on March 6, 2013, under the Plan.  These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant. Vesting commencement was subject to stockholder approval of an increase in authorized shares reserved for issuance under the Plan.

(15)	29,860 post-split options were granted on June 1, 2007, under the Plan. These time-based options are fully vested.

(16)	25,000 options were granted on March 3, 2009, under the Plan. These time-based options are fully vested.
(17)	45,140 options were granted on September 30, 2009, under the Plan. These time-based options are fully vested.

(18)

30,000 options were granted on March 6, 2013, under the Plan.  These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant. Vesting commencement was subject to stockholder approval of an increase in authorized shares reserved for issuance under the Plan.

(19)	300,000 options were granted on October 21, 2013, outside of the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(20)

1,800 post-split options were granted on March 30, 2005, under the Plan.  These performance-based options were to vest as follows: (a) as to 100% when and if the Company receives the approval that it is seeking from the U.S. Food and Drug Administration for the RHEO System for use in the Rheopheresis treatment of non-exudative age-related macular degeneration (the “FDA Approval”), if the FDA Approval is received on or before November 30, 2006; (b) as to 80% when and if the Company receives the FDA Approval, if the FDA Approval is received after November 30, 2006 but on or before January 31, 2007; (c) as to 60% when and if the Company receives the FDA Approval, if the FDA Approval is received after January 31, 2007.

(21)	1,200 post-split options were granted on July 3, 2007, under the Plan. These time-based options are fully vested.

(22)	37,665 post-split options were granted on October 6, 2008, under the Plan. These options vested fully upon the date of grant.

(23)	10,000 options were granted on March 3, 2009, under the Plan. These time-based options are fully vested.

(24)	52,335 options were granted on September 30, 2009, under the Plan. These time-based options are fully vested.

(25)

30,000 options were granted on March 6, 2013, under the Plan.  These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant. Vesting commencement was subject to stockholder approval of an increase in authorized shares reserved for issuance under the Plan.

Option Exercises in 2013

The following table provides additional information about the value realized by the named executive officers on option award exercises during the year ended December 31, 2013.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Elias Vamvakas	—	—
Joseph Jensen	—	—
William Dumencu	—	—
Michael Berg	—	—
Tracy Puckett	—	—

As of December 31, 2013, our named executive officers had not been awarded any equity awards other than stock options and restricted stock units issued and exercised in 2012.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2013.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan (1)	335,003	$2.25	—
2002 Equity Incentive Plan (2)	4,893,792	$4.62	134,400
Equity compensation plans not approved by security holders (3)	308,000	$12,37	—
Total	5,536,795	$4.91	134,400
Equity compensation plans approved by security holders

(1)	TearLab assumed options under the OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan in October 2008.
(2)

The number of securities remaining available for future issuance under equity compensation plans excludes 337,500 options granted in December 2013. As of December 31, 2013, the Company had granted 337,500 options to certain employees and consultants which require shareholder approval to increase the option pool by at least 203,100 options before the options granted become exercisable. If shareholder approval is not obtained by December 13, 2014 to increase the option pool, then these options shall expire and will be returned to the Plan. These options vest one-third annually on the anniversary of its grant date of December 13, 2013.

(3)

Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 300,000 shares not approved by security holders, which also vests annually in 1/3 installments, starting on the one year anniversary of the date of grant. In October 2005, the Company granted 8,000 post-split options at a post-split exercise price of $51.25, to an executive as a material inducement. Those options have fully vested.

Compensation of Directors

Directors who are non employees are entitled to receive annual grants of an option to purchase 15,000 shares of the Company’s common stock and annual compensation of $36,000, to be paid quarterly.  The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of the Board for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony E. Altig	36,000	—	118,629	—	—	—	154,629
Thomas N. Davidson, Jr.	36,000	—	118,629	—	—	—	154,629
Adrienne L. Graves	36,000	—	118,629	—	—	—	154,629
Paul M. Karpecki	36,000	—	118,629	—	—	—	154,629
Richard Lindstrom	36,000	—	118,629	—	—	—	154,629
Donald Rindell	36,000	—	118,629	—	—	—	154,629
Brock Wright	36,000	—	118,629	—	—	—	154,629

(1)

The values set forth in this column are based on the full grant date fair value of stock option awards, computed in accordance with the provisions of FASB ASC Topic 718, using the Black-Scholes pricing model, utilizing certain assumptions as outlined in the footnotes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.  These stock options include time-based stock options earned during the 12 month period ended June 7, 2013.

As of December 31, 2013, the aggregate number of unvested shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Anthony E. Altig	—	122,096
Thomas N. Davidson, Jr.	—	71,795
Adrienne L. Graves	—	114,570
Paul M. Karpecki	—	92,145
Richard Lindstrom	—	126,048
Donald Rindell	—	153,687
Brock Wright	—	76,992

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Dr. Wright, Mr. Davidson, Dr. Graves and Dr. Lindstrom. No member of the Compensation Committee has ever been an officer or employee of the Company.  None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or the board of directors of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of the Company.

Directors’ and Officers’ Liability Insurance

The Company maintains directors’ and officers’ liability insurance.  Under this insurance coverage, the insurer pays, on the Company’s behalf, for losses for which the Company indemnifies its directors and officers and, on behalf of individual directors and officers, losses arising during the performance of their duties for which the Company does not indemnify them.  The total limit for the policy is $15,000,000 per policy term, subject to a deductible of $250,000 per claim with respect to corporate indemnity provisions and $500,000 if the claim relates to securities law claims.  In addition, the Company has implemented a Side A DIC policy which is additional protection for the directors and officers in the event the company is legally not permitted or financially unable to indemnify.  The level of insurance is $5,000,000 in excess of the basic $15,000,000 insurance.  The total premiums in respect of the directors’ and officers’ liability insurance paid in the financial year ended December 31, 2013 were approximately $205,000.  The directors’ and officers’ liability insurance policy is effective from December 7, 2013 to December 7, 2014.  The insurance policy does not distinguish between directors and officers as separate groups.

Employment Contracts and Certain Transaction-based Contracts

2002 Stock Incentive Plan, as amended

Our named executive officers hold awards granted under our 2002 Stock Incentive Plan (the “Incentive Plan”) that may be subject to vesting acceleration in connection with a Change in Control (as defined in the Incentive Plan) pursuant to the terms of the Incentive Plan. Under the Incentive Plan, any outstanding awards granted under the Incentive Plan will fully vest and become exercisable in connection with a Change in Control (as defined in the Incentive Plan) if (i) they are not assumed or substituted for by the Acquiring Corporation (as defined in the Incentive Plan) or (ii) they are assumed or substituted for by the Acquiring Corporation but the participant’s service is terminated by reason of an involuntary termination within 18 months following the effective date of a Change in Control.

Elias Vamvakas Change of Control and Severance Agreement

We entered into an executive employment agreement with Mr. Vamvakas in June 2013. Pursuant to his employment agreement, if Mr. Vamvakas’s employment is terminated by the Company at any time without cause (other than for death or disability) or Mr. Vamvakas resigns due to a material adverse change in the terms and conditions of his employment within 6 months of a Change in Control (as such term is defined in the Employment Agreement), then subject to his timely execution of a release of claims, Mr. Vamvakas will be entitled to receive: (i) a lump sum payment equal to 2 times his then-current annual base salary plus 2 times the average of the bonus paid to him in the 2 years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to 18 months.

If Mr. Vamvakas intends to resign other than as described in the previous paragraph, the employment agreement requires him to give the Company written notice of at least 3 months prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate Mr. Vamvakas’s employment before the resignation becomes effective, but in such case, Mr. Vamvakas will then be entitled to: (i) continuing payments of his base salary for the remainder of the resignation notice period; and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

William Dumencu Change of Control and Severance Agreement

We entered into an executive change of control and severance agreement with Mr. Dumencu in July 2013. Mr. Dumencu’s severance agreement provide that if his employment is terminated without cause (other than death or disability), we will provide him with (i) continuing payments of base salary for 12 months and (ii) our continued contributions to the group insured benefit plans for 12 months from the date his employment ceases. If within 12 months following a change of control (as defined in the severance agreement) either (A) Mr. Dumencu’s employment is terminated by us without cause (other than death or disability) or (B) he resigns for good reason (as defined in the severance agreement), he will be entitled to (i) continuing payments of base salary for 24 months and (ii) our continued contributions to the group insured benefit plans for 18 months from the date his employment ceases.

Joseph Jensen Employment Offer Letter

We entered into an offer letter agreement with Mr. Jensen in October 2013. Pursuant to his offer letter, if Mr. Jensen’s employment is terminated by the Company at any time without cause (other than for death or disability) or Mr. Jensen resigns due to a material adverse change in the terms and conditions of his employment within 6 months of a Change in Control (provided that Mr. Jensen gives written notice within 30 days of the events constituting a material adverse change, provides a cure period of not less than 30 days for the Company to cure any such material adverse change, and resigns within 30 days following the end of such cure period), then subject to his timely execution of a release of claims, Mr. Jensen will be entitled to receive: (i) a lump sum payment equal to 2 times his then-current annual base salary plus 2 times the average of the bonus paid to him in the 2 years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to 18 months.

If Mr. Jensen intends to resign other than as described in the previous paragraph, his offer letter requires him to give the Company written notice of at least 3 months prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate Mr. Jensen’s employment before the resignation becomes effective, but in such case, Mr. Jensen will then be entitled to: (i) continuing payments of his base salary for the remainder of the resignation notice period; and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

Michael Berg and Tracy Puckett Change of Control and Severance Agreements

We entered into an executive change of control and severance agreement with each of Mr. Berg and Ms. Puckett in July 2013. The severance agreements each provide that if the applicable executive’s employment is terminated without cause (other than death or disability), we will provide him or her with (i) continuing payments of base salary for 12 months and (ii) reimbursement of group health plan insurance premiums for up to 12 months. If within 12 months following a change of control (as defined in the severance agreement) either (A) the applicable executive’s employment is terminated by us without cause (other than death or disability) or (B) he or she resigns for good reason (as defined in the severance agreement), he or she will be entitled to (i) continuing payments of base salary for 24 months and (ii) reimbursement of group health plan insurance premiums for up to 18 months.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2013 (December 31, 2013), and the price per share of TearLab’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($9.34). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
Name	Type of Benefit (1)	Not in Connection With a Change in Control ($) (2)	Within 6 (or 12) Months of Change in Control ($) (3)	Not in Connection With a Change in Control ($) (2)	Within 6 (or12) Months of Change in Control ($) (3)
Elias Vamvakas	Cash Severance Payments	957,733	957,733	-	957,733
	Vesting Acceleration (4)	242,502	242,502	-	242,502
	Continued Coverage of Employee Benefits (5)	6,115	6,115	-	6,115

	Total Termination Benefits (6):	1,206,350	1,206,350	-	1,206,350
Joseph Jensen	Cash Severance Payments	991,573	991,573	-	991,573
	Vesting Acceleration (4)	—	—	-
	Continued Coverage of Employee Benefits (5)	21,037	21,037	-	21,037

	Total Termination Benefits (6):	1,012,611	1,012,611	-	1,012,611
William Dumencu	Cash Severance Payments	172,313	344,625	-	344,625
	Vesting Acceleration (4)	58,200	58,200	-	58,200
	Continued Coverage of Employee Benefits (5)	4,076	6,115	-	6,115

	Total Termination Benefits (6):	234,589	408,940	-	408,940
Michael Berg	Cash Severance Payments	180,000	360,000	-	360,000
	Vesting Acceleration (4)	58,200	58,200	-	58,200
	Continued Coverage of Employee Benefits (5)	18,219	27,329	-	27,329

	Total Termination Benefits (6):	256,419	445,529	-	445,529
Tracy Puckett	Cash Severance Payments	180,000	360,000	-	360,000
	Vesting Acceleration (4)	58,200	58,200	-	58,200
	Continued Coverage of Employee Benefits (5)	16,374	24,561	-	24,561

	Total Termination Benefits (6):	254,574	442,761	-	442,761

(1)

Reflects the terms of: (i) the Executive Severance Plan described above; (ii) the Change of Control Severance Agreements between TearLab and the executive officers; and (iii) the terms of the Stock Incentive Plan.

(2)	Reflects the terms of the Executive Severance Plan described above.
(3)	Reflects the terms of the Equity Incentive Plans and Change of Control Severance Agreements described above. (4) Reflects the aggregate market value of unvested option grants with exercise prices less than $9.34 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2013, by (ii) the difference between $9.34 and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $9.34. None of the Named Executive Officers in this table held any in-the-money options relative to the $9.34 closing price of TearLab common stock on December 31, 2013.
(5)

For terminations under the Change of Control Severance Agreements, assumes continued coverage of employee benefits at the amounts paid by TearLab for fiscal 2013 for health, dental, vision, long-term disability and life insurance coverage. For terminations under the Executive Severance Plan, assumes continued coverage of employee benefits at the amounts that would have been paid by TearLab for continued coverage of employee benefits for fiscal 2013 for continued health, dental, vision and long-term disability and life insurance coverage.

(6)

In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Executive Severance Plan or Change of Control Severance Agreement.

Report of the Compensation Committee

The compensation committee oversees TearLab’s compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Richard L. Lindstrom (Chair)

Thomas N. Davidson, Jr.

Adrienne L. Graves

Brock Wright

This Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Compensation Committee by reference therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. The Company believes that, during 2013, the Reporting Persons complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2015 must be received by us no later than December 29, 2014, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting.  These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement.  A stockholder who wishes to make a proposal at the Annual Meeting of Stockholders to be held in 2014 without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than March 13, 2014 unless the date of the Annual Meeting of Stockholders held in 2014 is more than 30 days before or after the one-year anniversary of the Annual Meeting of the Stockholders held in 2013.  If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2014 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2013 will be mailed to stockholders of record as of April 14, 2014.  Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date.  Requests should be directed to TearLab Corp., 9980 Huennekens St., Suite 100, San Diego, California 92121, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TearLab Corp. stockholders will be “householding” our proxy materials.  A single Notice of Internet Availability of Proxy Materials and Proxy will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to TearLab Corp., Investor Relations; 9980 Huennekens St., Suite 100, San Diego, California 92121 or contact TearLab Corp. at (858) 455-6006.  Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above.  If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card.

By Order of the Board of Directors,

/s/ Elias Vamvakas

Elias Vamvakas
Chairman of the Board

Dated: April 25, 2014

TEARLAB CORPORATION
9980 HUENNEKENS ST.
SUITE 100
SAN DIEGO, CA 92121

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Elias Vamvakas　02 Anthony E. Altig　03 Thomas N. Davidson, Jr.　04 Adrienne L. Graves　05 Paul M. Karpecki
06 Richard L. Lindstrom　07 Donald Rindell　08 Brock Wright

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. To approve an amendment to the 2002 Stock Incentive Plan to increase the shares reserved thereunder by 1,000,000 shares.	0	0	0
3. To approve the 2014 Employee Stock Purchase Plan.	0	0	0
4. To ratify the selection of Ernst & Young LLP as our independent public auditors for the fiscal year ending December 31, 2014.	0	0	0
5. To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2013, as set forth in the proxy statement.	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000174744_1 R1.0.0.51160

APPENDIX A

2002 STOCK INCENTIVE PLAN

TEARLAB CORPORATION

(formerly OCCULOGIX, INC. and formerly VASCULAR SCIENCES CORPORATION)

2002 STOCK INCENTIVE PLAN

AS AMENDED EFFECTIVE AS OF April [__], 2014

1.           Establishment, Purpose and Term of Plan.

1.1           Establishment.  The TearLab Corporation 2002 Stock Incentive Plan (the “Plan”) was originally established effective as of the effective date of the Delaware reincorporation of OccuLogix Corporation (the predecessor corporation to the Company) on June 5, 2002 (the “Original Effective Date”), and is hereby amended and restated effective as of April [__], 2014 (the “Effective Date”).

1.2           Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

1.3           Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed.  However, all Awards shall be granted, if at all, within ten (10) years from April [__], 2014.

2.           Definitions and Construction.

2.1           Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)           “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

(b)           “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(c)           “Board” means the Board of Directors of the Company.  If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e)           “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.  Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(f)           “Company” means TearLab Corporation, a Delaware corporation, or any successor corporation thereto.

(g)           “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent Corporation or Subsidiary Corporation to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of shares of Stock may be registered under Form S-8 promulgated under the Securities Act.

(h)           “Director” means a member of the Board or of the board of directors of any other Participating Company.

(i)           “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(j)           “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)           “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)      If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii)      If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(m)           “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(n)           “Insider” means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(o)           “Involuntary Termination” means the termination of the Service of any individual which occurs by reason of:

(i)      Such individual’s involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

(ii)      Such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual’s consent.

(p)           “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Participating Company), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Participating Company) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Participating Company) to discharge or dismiss any Participant or other person in the Service of the Company (or any Participating Company) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(q)           “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(r)           “Officer” means any person designated by the Board as an officer of the Company.

(s)           “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(t)           “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(u)           “Participant” means the holder of an outstanding Award.

(v)           “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(w)           “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(x)           “Performance Goals” means the goal(s) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of Stock, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) total stockholder return, (xvi) return on capital, (xvii) return on assets, (xviii) product quality, (xix) economic value added, (xx) number of customers, (xxi) market share, (xxii) return on investments, (xxiii) profit after taxes, (xxiv) customer satisfaction, (xxv) business divestitures and acquisitions, (xxvi) supplier awards from significant customers, (xxvii) new product development, (xxviii) working capital, (xxix) time to market, (xxx) return on net assets, and (xxxi) sales.  The Performance Goals may differ from Participant to Participant and from Award to Award.  Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

(y)           “Period of Restriction” means the period during which the transfer of shares of Restricted Stock are subject to restrictions and therefore, the shares of Stock are subject to a substantial risk of forfeiture.  Such restrictions may be based on Performance Goals, the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Board.

(z)           “Restricted Stock” means shares of Stock issued pursuant to a Restricted Stock Award under Section 8 of the Plan.

(aa)           “Restricted Stock Unit” means a bookkeeping entry representing the right to receive one share of Stock under Section 9 of the Plan.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(bb)           “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(cc)           “Securities Act” means the Securities Act of 1933, as amended.

(dd)           “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant.  A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service.  Furthermore, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that (i) if any such leave exceeds three (3) months, then three (3) months following the first (1st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract and (ii) for purposes of Incentive Stock Options, if reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract and exceeds three (3) months, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.  Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement.  The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company.  Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ee)           “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(ff)           “Stock Appreciation Right” means a right to surrender to the Company all or a portion of an Option in exchange for an amount equal to the excess, if any, of: (i) the Fair Market Value as of the date such Option or portion thereof is surrendered of the Stock issuable on exercise of such Option or portion thereof over (ii) the exercise price of such Option or portion thereof relating to such stock.

(gg)           “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(hh)           “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

2.2           Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.  Where a Stock Appreciation Right has been granted in conjunction with an Option, the term “Option” shall include the related Stock Appreciation Right where the context permits.

3.           Administration.

3.1           Administration by the Board.  The Plan shall be administered by the Board.  All questions of interpretation of the Plan or of any Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2           Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3           Powers of the Board.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a)           to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;

(b)           to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)           to determine the Fair Market Value of shares of Stock or other property;

(d)           to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Award, (ii) the method of payment for shares purchased upon the exercise of the Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Award, (vi) the effect of the Participant’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan;

(e)           to approve one or more forms of Award Agreement;

(f)           to amend, modify, extend, cancel, renew, reduce the exercise price of or in any other manner re-price any outstanding Award or to waive any restrictions or conditions applicable to any outstanding Award or any shares acquired upon the exercise thereof;

(g)           to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service with the Participating Company Group;

(h)           to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(i)           to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4           Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5           Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.           Shares Subject to Plan.

4.1           Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be six million two hundred thousand (6,200,000).  This share reserve shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.   If an outstanding Award for any reason expires, is forfeited, or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Award subject to a Company repurchase option and are repurchased by the Company at the Participant’s exercise price, the shares of Stock allocable to the unexercised portion of such Award or repurchased, forfeited or cancelled shares of Stock shall again be available for issuance under the Plan.  However, except as adjusted pursuant to Section 4.2, in no event shall more than six million two hundred thousand (6,200,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Issuance Limit”).

4.2           Adjustments for Changes in Capital Structure.  In the event of any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, in the ISO Share Issuance Limit set forth in Section 4.1, and in the exercise price per share of any outstanding Awards.  If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 11.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are exercisable for New Shares.  In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion.  Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award.  The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.           Eligibility and Award Limitations.

5.1           Persons Eligible for Awards.  Awards may be granted only to Employees, Consultants, and Directors.   Eligible persons may be granted more than one (1) Award.  However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.2           Option Grant Restrictions.  Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

5.3           Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options.  For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.  If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code.  If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Participant may designate which portion of such Option the Participant is exercising.  In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  Separate certificates representing each such portion shall be issued upon the exercise of the Option.

6.           Terms and Conditions of Options.

Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish.  No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement.  Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1           Exercise Price.  The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, (b) the exercise price per share for a Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (c) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.  Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2           Exercisability and Term of Options.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option.  Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3           Payment of Exercise Price.

(a)           Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (v) by any combination thereof.  The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 10, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)           Limitations on Forms of Consideration.

(i)      Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.  Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii)      Cashless Exercise.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

(iii)                 Payment by Promissory Note.  No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law.  Any permitted promissory note shall be on such terms as the Board shall determine.  The Board shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company.  Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4           Repurchase Rights.  Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time the Option is granted.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.  Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

6.5           Effect of Termination of Service.

(a)           Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Board in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section 6.6 and thereafter shall terminate:

(i)      Disability.  If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(ii)      Death.  If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.  The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer period of time as determined by the Board, in its discretion) after the Participant’s termination of Service.

(iii)                 Other Termination of Service.  If the Participant’s Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)           Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.6(a) is prevented by the provisions of Section 11 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c)           Extension if Participant Subject to Section 16(b).  Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.6(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

(d)           Extension during Blackout Period.  Notwithstanding the foregoing, if there is in effect during the applicable time periods set forth in Section 6.6(a) a Company-imposed trading blackout to which the Participant is subject (including a Participant that is an Insider) and provided that neither Section 6.6(b) nor Section 6.6(c) is applicable to the circumstances at hand, the Option shall remain exercisable until the earlier of (i) the end of the tenth business day following the end of the trading blackout or (ii) the Option Expiration Date.

6.6           Transferability of Options.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative.  No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.           Terms and Conditions of Stock Appreciation Rights.

7.1           Grant of Stock Appreciation Rights.  The Committee may, from time to time, grant Stock Appreciation Rights to any Participant in connection with the grant of any Option.  Any such grant of Stock Appreciation Rights shall be included in the Option Agreement.

7.2           Specific Terms of Stock Appreciation Rights.  Stock Appreciation Rights shall be exercisable only at the same time, by the same person and to the same extent, that the Option related thereto is exercisable.  Upon exercise of any Stock Appreciation Right, the corresponding portion of the related Option shall be surrendered to the Company.

7.3           Exercise of Stock Appreciation Rights.  The Company has the absolute right, at any time and from time to time, to require a Participant to exercise an Option in lieu of the related Stock Appreciation Right.

8.           Terms and Conditions of Restricted Stock.

8.1           Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Consultants or Directors in such amounts as the Board, in its sole discretion, will determine.

8.2           Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of shares of Restricted Stock granted, and such other terms and conditions as the Board, in its sole discretion, will determine.  Unless the Board determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such shares of Restricted Stock have lapsed.

8.3           Transferability.  Except as provided in this Section 8 or the Award Agreement, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4           Other Restrictions.  The Board, in its sole discretion, may impose such other restrictions on shares of Restricted Stock as it may deem advisable or appropriate.

8.5           Removal of Restrictions.  Except as otherwise provided in this Section 8, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Board may determine.  The Board, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6           Voting Rights.  During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares of Restricted Stock, unless the Board determines otherwise.

8.7           Dividends and Other Distributions.  During the Period of Restriction, Participants holding shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such shares of Restricted Stock, unless the Board provides otherwise.  If any such dividends or distributions are paid in shares of Stock, the shares of Stock will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

8.8           Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.           Terms and Conditions of Restricted Stock Units.

9.1           Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Board.  After the Board determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2           Vesting Criteria and Other Terms.  The Board will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Board may set vesting criteria based upon the achievement of Performance Goals, Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board in its discretion.

9.3           Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Board.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Board, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4           Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board and set forth in the Award Agreement.  The Board, in its sole discretion, may only settle earned Restricted Stock Units in cash, shares of Stock, or a combination of both.

9.5           Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.           Standard Forms of Award Agreement.

10.1           Award Agreement.  Unless otherwise provided by the Board at the time the Award is granted, an Award shall comply with and be subject to the terms and conditions set forth in the form of Award Agreement approved by the Board concurrently with its adoption of the Plan and as amended from time to time.

10.2           Authority to Vary Terms.  The Board shall have the authority from time to time to vary the terms of any standard form of Award Agreement described in this Section 10 either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

11.           Change in Control.

11.1           Definitions.

(a)           An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b)           A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 11.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.  The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

11.2           Effect of Change in Control on Awards.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent awards for the Acquiring Corporation’s stock.  In the event that the Acquiring Corporation does not assume or substitute for the outstanding Awards, the Participant will fully vest in and have the right to exercise all of his or her outstanding Awards, including shares of Stock as to which such Awards would not otherwise be vested or exercisable.  Any Awards which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.  Notwithstanding the foregoing, shares acquired upon exercise of an Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement.  Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Awards immediately prior to an Ownership Change Event described in Section 11.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Awards shall not terminate unless the Board otherwise provides in its discretion.  Additionally, and notwithstanding anything in this Section 11.2 to the contrary, if a Participant’s Service is terminated by reason of an Involuntary Termination within eighteen (18) months following the effective date of a Change in Control in which the Acquiring Corporation assumes or substitutes for outstanding Awards, the shares of Stock subject to such Participant’s outstanding Awards will automatically accelerate and vest in full as of the Participant’s termination of Service, including shares of Stock as to which such Awards would not otherwise be vested or exercisable.  Any Award so accelerated shall remain exercisable until the Award’s expiration or, if earlier, the termination of the Award, as provided in the Participant’s Award Agreement.

12.           Tax Withholding.

The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable pursuant to an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Award or the shares acquired pursuant thereto.  Alternatively or in addition, in its discretion, the Company shall have the right to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise (as applicable), to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Award or the shares acquired pursuant thereto.  The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.  The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Award Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

13.         Compliance With Code Section 409A.

Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Board. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Board. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

14.         No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s Service with the Participating Company Group, nor will they interfere in any way with the Participant’s right or the right of any Participating Company to terminate such Service at any time, with or without cause, to the extent permitted by applicable law.

15.           Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock upon exercise of Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities.  Awards may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, no Award may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Award be in effect with respect to the shares issuable upon exercise of the Award or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of any Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

16.           Termination or Amendment of Plan.

Without the approval of the Company’s stockholders, the Board may terminate or amend the Plan at any time.  However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no extension of the term of an Award granted to an Insider, other than as provided for in Section 6.6(d), (d) no reduction in the exercise price of an Award granted to an Insider, other than in connection with adjustments for changes in the Company’s capital structure as permitted pursuant to Section 4.2 and (e) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule.  No termination or amendment of the Plan shall adversely affect any then outstanding Award unless expressly agreed to by the affected Participant or required by applicable law, legislation or rule.  In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Award designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

17.           Stockholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board.  Awards granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

PLAN HISTORY

June 2002

Board of Directors of OccuLogix Corporation, a Florida corporation (“OccuLogix”) adopts Plan, with an initial reserve of Two Million Six Hundred Seventy-Eight Thousand Nine Hundred and Ninety-Seven (2,678,997) shares.  This share reserve includes the number of shares of stock underlying outstanding options and the number of shares available for grant as options under the OccuLogix Corporation 1997 Stock Option Plan.  However, this share reserve, at any time, shall be reduced by the number of shares subject to Prior Plan Options.

June 2002

Stockholders of OccuLogix approve Plan, with an initial reserve of Two Million Six Hundred Seventy-Eight Thousand Nine Hundred and Ninety-Seven (2,678,997) shares.  This share reserve includes the number of shares of stock underlying outstanding options and the number of shares available for grant as options under the OccuLogix Corporation 1997 Stock Option Plan.  However, this share reserve, at any time, shall be reduced by the number of shares subject to Prior Plan Options.

June 2002	Effective date of Delaware reincorporation of OccuLogix.
December 2004	Board of Directors of OccuLogix, Inc. amends Plan to increase the share reserve to 4,456,000.
April 2007

Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2007 Annual Meeting, a proposal to increase the share reserve under the Plan by 2,000,000, from 4,456,000 to 6,456,000.

June 2007	Stockholders of OccuLogix, Inc. approve the proposal to increase the share reserve under the Plan by 2,000,000, from 4,456,000 to 6,456,000.
May 2008

Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2008 Annual and Special Meeting, a proposal to increase the share reserve under the Plan by 53,544,000, from 6,456,000 to 60,000,000.

September 2008	Stockholders of OccuLogix, Inc. approve the proposal to increase the share reserve under the Plan by 53,544,000, from 6,456,000 to 60,000,000.
October 2008

OccuLogix, Inc. effects a 1:25 reverse stock split, as a result of which every 25 issued and outstanding shares of common stock were combined into one share (and any fractional share was converted into a whole share) and the share reserve under the Plan was decreased to 2,400,000.

December 2009

Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2010 Annual Meeting, a proposal to increase the share reserve under the Plan by 800,000, from 2,400,000 to 3,200,000.

May 2010

Board of Directors of OccuLogix, Inc. approves the amendment of the Plan to provide for (i) full vesting acceleration of all outstanding stock options in the event of a change in control in which the acquiring corporation does not assume or substitute for outstanding stock options under the Plan; and (ii) full vesting acceleration of all outstanding stock options held by an optionee in the event the optionee’s service with OccuLogix (or its successor) is involuntarily terminated within 18 months following a change in control in which the acquiring corporation assumes or substitutes for outstanding stock options under the Plan.

June 2010	Stockholders of TearLab Corporation (formerly OccuLogix, Inc.) approve the proposal to increase the share reserve under the Plan by 800,000, from 2,400,000 to 3,200,000.
April 2012

Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 3,200,000 to 4,200,000 and (ii) ability to grant Restricted Stock and Restricted Stock Units.

June 2012

Stockholders of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 3,200,000 to 4,200,000 and (ii) ability to grant Restricted Stock and Restricted Stock Units.

March 2013	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 4,200,000 to 5,200,000.
April 2014	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 5,200,000 to 6,200,000.

APPENDIX B

2014 EMPLOYEE STOCK PURCHASE PLAN

TEARLAB CORPORATION

(formerly OCCULOGIX, INC. and formerly VASCULAR SCIENCES CORPORATION)

2014 EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE AS OF ___________, 2014

1.     Purpose. The purpose of the Plan is to provide employees of Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company’s intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.     Definitions.

(a)     “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)     “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c)     “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Change in Control” means the occurrence of any of the following events:

(i)     A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)     A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)     A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)     “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h)     “Common Stock” means the common stock of the Company.

(i)     “Company” means TearLab Corporation, a Delaware corporation, or any successor thereto.

(j)     “Compensation” means an Eligible Employee’s base straight time gross earnings and payments for overtime and shift premium, but exclusive of payments for incentive compensation, commissions, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

(k)     “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(l)     “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.

(m)     “Director” means a member of the Board.

(n)     “Eligible Employee” means any individual who is a common law employee providing services to a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employee participating in the Non-423 Component.. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(o)     “Employer” means the employer of the applicable Eligible Employee(s).

(p)     “Enrollment Date” means the first Trading Day of each Offering Period.

(q)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r)     “Exercise Date” means the first Trading Day on or after June 30 and December 31 of each Purchase Period. Notwithstanding the foregoing, the first Exercise Date under the Plan will be December 31, 2014.

(s)     “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)     In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(t)      “Fiscal Year” means the fiscal year of the Company.

(u)     “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v)     “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w)     “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after January 1 and July 1 of each year and terminating on the first Trading Day on or after June 30 and December 31, approximately six (6) months later; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after July 1, 2014. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(x)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y)     “Participant” means an Eligible Employee that participates in the Plan.

(z)     “Plan” means this TearLab Corporation 2014 Employee Stock Purchase Plan.

(aa)     “Purchase Period” means the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(bb)     “Purchase Price” means an amount equal to ninety percent (90%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.

(cc)     “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd)     “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

(ee)     “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.     Eligibility.

(a)     First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period.

(b)     Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(c)     Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

(d)     Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.     Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after July 1, 2014 and end on the first Trading Day on or after December 31, 2014. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

5.     Participation.

(a)     First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than ten (10) business days following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the subscription agreement during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.

(b)     Subsequent Offering Periods. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.     Contributions.

(a)     At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding twenty percent (20%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the subsequent Purchase Period or Offering Period. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)     In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.

(c)     All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account.

(d)     A Participant may discontinue his or her participation in the Plan as provided in Section 10. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her Contributions during the Offering Period by (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e)     Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)     Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.

(g)     At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.     Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 5,000 shares of Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.     Exercise of Option.

(a)     Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)     If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.     Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.     Withdrawal.

(a)     A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)     A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.     Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. A Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option shall be qualified under the 423 Component only to the extent it complies with Section 423 of the Code.

12.     Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13.     Stock.

(a)     Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 671,500 shares of Common Stock.

(b)     Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)     Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14.     Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15.     Designation of Beneficiary.

(a)     If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)     Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)     All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16.     Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.     Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

18.     Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.     Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)     Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)     Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.     Amendment or Termination.

(a)     The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason, provided that stockholder consent shall be obtained for any amendment that requires stockholder consent under any applicable law, regulation or rule. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b)     Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)     In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)     amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)     altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii)     shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv)     reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v)     reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

21.     Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.     Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.     Code Section 409A. The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24.     Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 20.

25.     Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.     Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

27.     No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

28.     Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29.     Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

EXHIBIT A

TEARLAB CORPORATION

2014 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date:

_____ Change in Payroll Deduction Rate

1.     ____________________ hereby elects to participate in the TearLab Corporation 2014 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2.     I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0 to 20%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3.     I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

4.     I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5.     Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and Spouse only).

6.     I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 10% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.     I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social

Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:

Signature of Employee

EXHIBIT B

TEARLAB CORPORATION

2014 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the TearLab Corporation 2014 Employee Stock Purchase Plan that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date: